Filed pursuant to Rule 424(b)(5)
Registration No. 333-171826

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.375% Senior Notes Due 2021	$450,000,000	$ 61,380
6.000% Senior Notes Due 2023	$300,000,000	$ 40,920
Total	$750,000,000	$102,300

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 24, 2011)

$750,000,000

Dana Holding Corporation

$450,000,000 5.375% Senior Notes due 2021

$300,000,000 6.000% Senior Notes due 2023

We are offering $450,000,000 aggregate principal amount of our 5.375% senior notes due 2021 (the “2021 notes”) and $300,000,000 aggregate principal amount of our 6.000% senior notes due 2023 (the “2023 notes” and together with the 2021 notes, the “notes”). Interest on the notes is payable on March 15 and September 15 of each year, beginning on March 15, 2014. The 2021 notes will mature on September 15, 2021 and the 2023 notes will mature on September 15, 2023.

At any time on or after September 15, 2016, we may redeem some or all of the 2021 notes at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. At any time on or after September 15, 2018, we may redeem some or all of the 2023 notes at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. Prior to September 15, 2016, with respect to the 2021 notes, or September 15, 2018, with respect to the 2023 notes, we may redeem some or all of such notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole” premium. In addition, prior to September 15, 2016, we may redeem up to 35% of original aggregate principal amount of each series of notes from the proceeds of certain equity offerings at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. Under certain circumstances, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2021 Note	Per 2023 Note	Total
Public Offering Price(1)	100.00%	100.00%	$750,000,000
Underwriting Discount	1.50%	1.50%	$11,250,000
Proceeds to Dana Holding Corporation (before expenses)(1)	98.50%	98.50%	$738,750,000

(1) Plus accrued interest, if any, from August 2, 2013, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers on or about August 2, 2013, only in book-entry form, through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch

Barclays	Deutsche Bank Securities	J.P. Morgan	UBS Investment Bank	Wells Fargo Securities

July 30, 2013

Prospectus Supplement

We have not, and the underwriters have not, authorized anyone to provide you with any information that is not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus that is required to be filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of the date of the applicable document. We are not, and the underwriters are not, making an offer to sell these securities in any state or other jurisdiction where the offer and sale is not permitted.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus dated January 24, 2011, which gives more general information, some of which may not apply to this offering.

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement includes references to Adjusted EBITDA, which is defined as earnings from continuing and discontinued operations before interest, taxes, depreciation, amortization, non-cash equity grant expense, restructuring expense and other nonrecurring items (such as gain/loss on debt extinguishment or divestitures, impairment and the like).

Adjusted EBITDA is the measure currently being used by Dana as the primary measure of our reportable operating segment performance. Adjusted EBITDA was selected as the primary measure for operating segment performance as well as a relevant measure of our overall performance given the enhanced comparability and usefulness of this measure after application of fresh start accounting. The most significant impact to our ongoing results of operations as a result of applying fresh start accounting following our emergence from bankruptcy was higher depreciation and amortization. By using Adjusted EBITDA, which excludes, among other things, depreciation and amortization, we believe that the comparability of results is enhanced. Management also believes that Adjusted EBITDA is an important measure since the financial covenants of our primary debt agreements are based, in part, on Adjusted EBITDA. Adjusted EBITDA should not be considered a substitute for income (loss) before income taxes, net income or other results reported in accordance with U.S. generally accepted accounting principles, or GAAP.

This prospectus supplement also includes references to diluted adjusted EPS, which is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income (loss) attributable to the parent company excluding any nonrecurring income tax items, restructuring expense, amortization expense and other nonrecurring items (as used in Adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

In addition, this prospectus supplement includes references to free cash flow, which we define as cash provided by (used in) operations, exclusive of any bankruptcy claim-related payments, less cash used for purchases of property, plant and equipment. We believe this measure is useful in evaluating our operational cash flow inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Adjusted EBITDA, diluted adjusted EPS and free cash flow differ from financial measures calculated in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Because these are non-GAAP measures, Adjusted EBITDA, diluted adjusted EPS and free cash flow should not be considered a substitute for reported results prepared in accordance with GAAP.

In this prospectus supplement, the terms “Dana,” “we,” “us” and “our” refer to Dana Holding Corporation, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities that may be offered pursuant to the accompanying prospectus with the SEC. The accompanying prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.dana.com where our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. The Standards of Business Conduct for Employees and the Standards of Business Conduct for the board of directors adopted by us are also available on our website (www.dana.com) and are available in print to any stockholder who requests them. Such requests should be made in writing to the Corporate Secretary at Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537. Information on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information in this prospectus supplement. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 (filed on February 21, 2013);

•	Our Proxy Statement for the 2013 meeting of stockholders (filed March 14, 2013);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on April 25, 2013) and June 30, 2013 (filed on July 25, 2013); and

•	Our Current Reports on Form 8-K filed on April 25, 2013, June 25, 2013, June 28, 2013 and July 30, 2013.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange, from the date of this prospectus supplement until the termination of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. All statements regarding our expected financial position, strategies and growth prospects and general economic conditions we expect to exist in the future are forward-looking statements. The words “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. A forward-looking statement speaks only as of the date the statement is made, and we do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Among other factors, the risk factors mentioned elsewhere in this prospectus supplement or previously disclosed in our SEC reports (accessible on the SEC’s website at www.sec.gov or on our website at www.dana.com) could cause actual results to differ materially from forward-looking statements and from historical performance. We do not have any intention or obligation to update forward-looking statements after we distribute the prospectus or any prospectus supplement.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section, the “Description of the Notes” section and the financial statements and related notes included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Dana Holding Corporation

We are a leading supplier of driveline products (axles, driveshafts and transmissions), power technologies (sealing and thermal-management products) and genuine service parts for vehicle manufacturers. Our people design and manufacture products for every major vehicle producer in the world. Headquartered in Maumee, Ohio, Dana was incorporated in Delaware in 2007. As of June 30, 2013, we employed approximately 23,800 people, operated in 26 countries and owned or leased 94 major manufacturing/distribution, technical centers and office facilities around the world.

We are committed to continuing to diversify our product offerings, customer base and geographic footprint and minimizing our exposure to individual market and segment declines. In the first six months of 2013, 44% of our revenue came from North American operations and 56% from operations throughout the rest of the world. Light vehicle products accounted for 37% of our global revenues, with commercial vehicle products representing 28%, off-highway products representing 20% and power technology products representing 15%.

We maintain administrative and operational organizations in four regions—North America, Europe, South America and Asia Pacific—to facilitate financial and statutory reporting and tax compliance on a worldwide basis and to support our business units with regional market, customer and product strategies, assistance with business plan execution, and management of affiliate relations.

We have thousands of customers around the world and have developed long-standing business relationships with many of them. Our segments in the automotive markets are largely dependent on light vehicle Original Equipment Manufacturer (“OEM”) customers, while our Commercial Vehicle and Off-Highway segments have a broader and more geographically diverse customer base, including machinery and equipment manufacturers in addition to medium- and heavy-duty vehicle OEM customers.

Ford Motor Company (“Ford”) was the only individual customer accounting for 10% or more of our consolidated sales in 2012. As a percentage of total sales from operations, our sales to Ford were approximately 17% for 2012 and 2011 and 19% in 2010 and our sales to PACCAR Inc., our second largest customer, were approximately 8% in 2012, 7% in 2011 and 5% in 2010.

Hyundai Mobis, Chrysler Group LLC and Nissan Motor Company were our third, fourth and fifth largest customers in 2012. Our ten largest customers collectively accounted for approximately 54% of our revenue in 2012.

Products

Since our introduction of the automotive universal joint in 1904, we have been focused on technological innovation. Our objective is to be an essential partner to our customers and we remain highly focused on offering superior product quality, technologically advanced products, world-class service and competitive prices. To enhance quality and reduce costs, we use statistical process control, cellular manufacturing, flexible regional production and assembly, global sourcing and extensive employee training.

We engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of our existing products and to design and develop innovative products that meet customer requirements for new applications. We are integrating related operations to create a more innovative environment, speed product development, maximize efficiency and improve communication and information sharing among our research and development operations. These developments continue to improve customer value. For all of our markets, this means drivelines with higher torque capacity, reduced weight and improved efficiency. End-use customers benefit by having vehicles with better fuel economy and reduced cost of ownership. We are also developing a number of power technologies for vehicular and other applications that will assist fuel cell, battery and hybrid vehicle manufacturers in making their technologies commercially viable in mass production.

Our products service three primary markets: (i) light vehicle, (ii) medium/heavy vehicle, and (iii) off-highway vehicle.

In the light vehicle market, we design, manufacture and sell light axles, driveshafts, engine sealing products, thermal products and related service parts for light trucks, sport utility vehicles, crossover utility vehicles, vans and passenger cars.

In the medium/heavy vehicle market, we design, manufacture and sell axles, driveshafts, chassis and side rails, ride controls and related modules and systems, tire management systems, engine sealing products, thermal products and related service parts for medium- and heavy-duty trucks, buses and other commercial vehicles.

In the off-highway market, we design, manufacture and sell axles, transaxles, driveshafts, suspension components, transmissions, electronic controls, related modules and systems, engine sealing products, thermal products and related service parts for construction and earth moving machinery, agricultural, mining, forestry and material handling equipment and a variety of non-vehicular, industrial applications.

We currently manage our operations globally through four principal operating segments: Light Vehicle Driveline (“LVD”), Commercial Vehicle Driveline Technologies (“Commercial Vehicle”), Off-Highway Driveline Technologies (“Off-Highway”) and Power Technologies.

Our operating segments manufacture and market classes of similar products as shown below.

Segment	Percent of consolidated sales as of June 30, 2013	Products	Market
LVD	37%	Front and rear axles, driveshafts, differentials, torque couplings and modular assemblies	Light vehicle

Commercial Vehicle	28%	Axles, driveshafts, steering shafts, suspensions and tire management systems	Medium/heavy vehicle

Off-Highway	20%	Axles, transaxles, driveshafts and end-fittings, transmissions, torque converters and electronic controls	Off-highway

Power Technologies	15%	Gaskets, cover modules, heat shields, engine sealing systems, cooling and heat transfer products	Light vehicle, medium/heavy vehicle and off-highway

Competition

Within each of our markets, we compete with a variety of independent suppliers and distributors, as well as with the in-house operations of certain OEMs. With a renewed focus on product innovation, we differentiate ourselves through: efficiency and performance, reliability, materials and processes, sustainability and product extension.

Light vehicle market—The principal LVD competitors include ZF Friedrichshafen AG (“ZF Group”), GKN plc (“GKN”), American Axle & Manufacturing (“American Axle”), Magna International Inc. (“Magna”), Wanxiang Group Corporation, Hitachi Automotive Systems LTD., IFA Group (acquired Rotarian GmbH), Neapco, LLC and the captive and vertically integrated operations of various truck and auto manufacturers (e.g., Ford and Toyota).

Our principal Power Technologies competitors include ElringKlinger Ag, Federal-Mogul Corporation, Freudenberg NOK Group, Behr GmbH & Co. KG, Mahle GmbH, Modine Manufacturing Company, Valeo Group, YinLun Co., LTD and Denso Corporation.

Medium/heavy vehicle market—Our principal Commercial Vehicle competitors include Meritor, Inc., American Axle, Hendrickson (a subsidiary of the Boler Group), Klein Products Inc. and OEMs’ vertically integrated operations. Power Technologies’ competitors in this market are the same as in the light vehicle market.

Off-highway market—Our major competitors in the Off-Highway segment include Carraro Group, ZF Group, GKN, Kessler + Co., Meritor, Inc. and certain OEMs’ vertically integrated operations. Power Technologies’ competition in this market is similar to their competition in the other markets above.

Business Strategy

During the past three years, we have significantly improved our financial condition—reducing debt, improving the profitability of customer programs and eliminating structural costs. We have also strengthened our leadership team and streamlined our operating segments to focus on our core competencies of driveline technologies, sealing systems and thermal management. As a result, we believe that we are well-positioned to put increasing focus on profitable growth.

Operating Model.    Instilling a high performance culture which drives responsibility and accountability deeper into the organization is a key lever to our future success. We have enhanced the operational capabilities of our operating segments to execute market value-based strategies, react to changing market and customer conditions, streamline operations and introduce other improvements to their businesses. While emphasizing local accountability, our operating model leverages global “One Dana” strengths for governance and optimizing costs through shared resources.

Technology Leadership.    With a clear focus on mega trend driven market and customer requirements, we are driving innovation to create differentiated value for our customers, moving from a “product push” to a “market pull” product pipeline. We are committed to making investments and diversifying our product offerings to strengthen our competitive position in our core driveline, sealing and thermal technologies, creating value for our customers through improved fuel efficiency, emission control, electric and hybrid electric solutions, durability and cost of ownership. Our September 2012 strategic alliance with Fallbrook Technologies Inc. (“Fallbrook”) will enable us to leverage leading edge continuously variable planetary (“CVP”) technology into the development of advanced driveline solutions for customers in certain of our end markets.

Additional engineering and operational investment is being channeled into reinvigorating our product portfolio and capitalizing on technology advancement opportunities. We recently combined the North American engineering centers of our LVD and Commercial Vehicle segments, allowing us the opportunity to better share technologies among these businesses. Our new engineering facilities in India and China more than doubled our engineering presence in the Asia Pacific region with state-of-the-art design and test capabilities that globally support each of our businesses.

Geographic Expansion.    Although there are growth opportunities in each region, we have a primary focus in the Asia Pacific region, especially India and China. In addition to new engineering facilities in India and China, a new hypoid gear manufacturing facility in India began production in 2011 and we also completed two transactions—increasing the ownership interest in our China-based joint venture with Dongfeng Motor Co., Ltd. (“Dongfeng”) to 50% and acquiring the axle drive head and final assembly business from our Axles India Limited (“AIL”) joint venture—which significantly increased our commercial vehicle driveline presence in the region. We have expanded our China off-highway activities and we believe there is considerable opportunity for growth in this market. Earlier this year, we opened a business development office in Moscow, Russia to focus on expanding our business opportunities in this region. In South America, our strategic agreement with SIFCO S.A. (“SIFCO”), entered in February 2011, makes us the leading full driveline supplier in the South American commercial vehicle market.

Aftermarket Opportunities.    We have a global group dedicated to identifying and developing aftermarket growth opportunities that leverage the capabilities within our existing businesses—targeting increased future aftermarket revenues as a percent of consolidated sales.

Selective Acquisitions.    Our current acquisition focus is to identify “bolt-on” acquisition opportunities like the SIFCO and AIL transactions that have a strategic fit with our existing businesses, particularly opportunities that support our growth initiatives and enhance the value proposition of our customer product offerings. Any potential acquisition will be evaluated in the same manner we currently consider customer program opportunities—with a disciplined financial approach designed to ensure profitable growth.

Cost Management.    Although we have taken significant strides to improve our margins, particularly through streamlining and rationalizing our manufacturing activities and rationalizing our administrative support processes, additional opportunities remain. We have ramped up our material cost efforts to ensure that we are rationalizing our supply base and obtaining appropriate competitive pricing. Further, we are putting a major focus on reducing product complexity—something that not only improves our cost, but also brings added value to our customers through more efficient assembly processes. With a continued emphasis on process improvements and productivity throughout the organization, we expect cost reductions to continue contributing to future margin improvement.

Competitive Strengths

We believe that we benefit from the following competitive strengths:

Strong Market Position.    We have strong market positions and brand recognition in our core businesses. In the Light Vehicle Driveline, Commercial Vehicle and Off-Highway businesses, we are a leading global supplier of driveline axles and driveshafts, with our off-highway products also including transmissions. Our Power Technologies business is a leading supplier of sealing and thermal products.

Market Diversity.    Our participation in multiple markets serves to mitigate the exposure to adverse factors specific to a single market and the potential impact associated with economic cycles. Our diverse revenue base provides increased opportunities for growth and expansion. For 2012, our sales by business segment were: LVD—38%, Commercial Vehicle—27%, Off-Highway—21% and Power Technologies—14%.

Global Diversity.    With operations in 26 countries, we have a strong global footprint that we will leverage to drive our international growth initiatives. For 2012, our sales by region were: North America—47%, Europe—28%, South America – 13% and Asia Pacific – 12%.

Customer Diversity.    We have thousands of customers around the world providing a strong base for new product opportunities and global expansion. Our largest customers are Ford, with sales that approximate 17% of consolidated 2012 sales, and PACCAR Inc., with sales that approximate 8% of consolidated 2012 sales. No other customer currently generates sales of more than 5% of consolidated sales.

Quality Products and Service.    Our advanced design and engineering capabilities enable us to provide our customers with innovative and proprietary products. Additionally, our operations are focused on providing quality products and on-time delivery. During 2012, we were awarded new and replacement business which is expected to contribute net new business sales of approximately $900 million over the 2013–2016 period, further evidencing the appeal of our products and services to customers.

Strong Leadership Team.    Our management team has been re-built and enhanced over the past five years – adding strong talent with significant experience in all key functional disciplines, markets and regions. We have a proven team that has successfully re-shaped the company while delivering on results and objectives.

Recent Developments

Revolving Facility

On June 20, 2013, we entered into a Second Amended and Restated Revolving Credit and Guaranty Agreement (the “Revolving Facility”) with Citibank, N.A., as administrative and collateral agent. The Revolving Facility replaced our previous $500 million asset-based revolving credit facility. The Revolving Facility has a five-year term, provides $500 million in availability, subject to a borrowing base, and bears interest at floating rates. As of June 30, 2013, we had $70 million in letters of credit outstanding under the Revolving Facility. See “Description of Other Indebtedness – Revolving Facility.”

Agreement to Repurchase Series A Preferred Stock

On July 28, 2013, we entered into a Stock Repurchase Agreement with Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, “Centerbridge”), pursuant to which we agreed to purchase from Centerbridge all 2,500,000 outstanding shares of our 4.0% Series A Convertible Preferred Stock (“Series A Preferred Stock”) for an aggregate purchase price of approximately $471.5 million, plus accrued and unpaid dividends through the closing date. Our obligation to repurchase the Series A Preferred Stock is subject to the condition that we have received proceeds from the issuance of new senior notes in an aggregate principal amount of not less than $600 million. The closing of the repurchase of the Series A Preferred Stock is expected to occur concurrently with the closing of this offering.

Corporate Information

Our principal executive offices are located at 3939 Technology Drive, Maumee, Ohio 43537, telephone (419) 887-3000. Our website address is www.dana.com. The information on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of the Notes.”

Issuer	Dana Holding Corporation.

Notes Offered	$450,000,000 aggregate principal amount of 5.375% senior notes due 2021.

$300,000,000 aggregate principal amount of 6.000% senior notes due 2023.

Maturity	September 15, 2021 in the case of the 2021 notes.

September 15, 2023 in the case of the 2023 notes.

Interest	Interest on the 2021 notes will accrue from August 2, 2013 and will be payable in cash at a rate of 5.375%. Interest on the 2023 notes will accrue from August 2, 2013 and will be payable in cash at a rate of 6.000%.

Interest Payment Dates	March 15 and September 15 of each year, beginning on March 15, 2014.

Ranking	The notes will be:

•	our senior unsecured obligations;

•	effectively subordinated in right of payment to our existing and future secured debt, including our obligations under the Revolving Facility, to the extent of the value of such security;

•	structurally subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries;

•	equal in right of payment to all of our existing and future senior unsecured debt, including the existing notes; and

•	senior in right of payment to all of our future subordinated debt.

Initially, the notes will not be guaranteed by any of our subsidiaries. As of June 30, 2013, on a pro forma consolidated basis after giving effect to the completion of this offering, we would have had $1,648 million of senior debt, none of which was secured. The indenture governing the notes will permit us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some or all of which may be secured.

Optional Redemption of the 2021 Notes	At any time on or after September 15, 2016, we may redeem some or all of the 2021 notes at the redemption prices specified in this prospectus supplement under “Description of the Notes—Overview of the Notes and the Note Guarantees—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. Prior to September 15, 2016, we may redeem some or all of the 2021 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to September 15, 2016, we may redeem up to 35% of the aggregate principal amount of the 2021 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 105.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 50% of the original aggregate principal amount of the 2021 notes issued remains outstanding after the redemption.

Optional Redemption of the 2023 Notes	At any time on or after September 15, 2018, we may redeem some or all of the 2023 notes at the redemption prices specified in this prospectus supplement under “Description of the Notes—Overview of the Notes and the Note Guarantees—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. Prior to September 15, 2018, we may redeem some or all of the 2023 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to September 15, 2016, we may redeem up to 35% of the aggregate principal amount of the 2023 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 106.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 50% of the original aggregate principal amount of the 2023 notes issued remains outstanding after the redemption.

Covenants	We will issue the notes under an indenture among us and Wells Fargo Bank, National Association, as trustee. The indenture will include covenants that limit our ability and the ability of each of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and make other restricted payments;

•	create or permit certain liens;

•	issue or sell capital stock of restricted subsidiaries;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates; and

•	consolidate or merge or sell all or substantially all of our assets.

When the notes are issued, all of our subsidiaries, other than certain joint ventures, will be restricted subsidiaries, as defined in the indenture. These covenants will be subject to a number of important exceptions and qualifications as described under “Description of the Notes—Certain Covenants.” During any future period in which either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s, a division of McGraw Hill Financial, Inc. (“S&P”), has assigned an investment grade rating to the notes, and the other rating agency has assigned the notes a rating of at least Ba1 in the case of Moody’s or BB+ in the case of S&P, certain of the covenants will be suspended. If one of these rating agencies subsequently downgrades its rating below the investment grade rating or the other specified rating, as applicable, the suspended covenants will thereafter again be in effect. See “Description of the Notes—Covenant Suspension.”

Change of Control	Following a change of control, we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $737 million, after deducting the underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from this offering (i) to repurchase all outstanding shares of our Series A Preferred Stock from Centerbridge for an aggregate purchase price of approximately $471.5 million, plus accrued and unpaid dividends, (ii) to fund additional common share repurchases under our share repurchase program and (iii) for other general corporate purposes. See “Use of Proceeds.”

Absence of Established Markets for the Notes	The notes are new issues of securities, and currently there are no markets for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market in the notes but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid markets will develop for the notes.

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement in deciding whether to purchase the notes.

Summary Historical Financial Information

The following summary historical consolidated financial information as of December 31, 2012 and 2011 and for the fiscal years ended December 31, 2012, 2011 and 2010 have been derived from, and should be read in conjunction with, our audited financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference. Our audited consolidated financial statements have been audited by PricewaterhouseCoopers LLP.

The following summary historical consolidated financial information as of June 30, 2013 and for the six months ended June 30, 2013 and 2012 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated herein by reference. Results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any future period. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

You should read this summary in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated herein by reference.

	Six Months Ended		Year Ended December 31,
	June 30, 2013	June 30, 2012	2012	2011	2010
(in millions)	(unaudited)
Statement of Operations Data:
Net sales	$3,476	$3,900	$7,224	$7,544	$5,921
Costs and expenses:
Cost of sales	3,003	3,361	6,250	6,647	5,270
Selling, general and administrative expenses	208	223	424	407	395
Amortization of intangibles	37	38	74	77	61
Restructuring charges, net	6	24	47	82	74
Other income, net	20	7	19	54	23

Income from continuing operations before interest expense and income taxes	242	261	448	385	144
Interest expense	42	41	84	79	89

Income from continuing operations before income taxes	200	220	364	306	55
Income tax expense	62	64	51	87	30
Equity in earnings of affiliates	7	6	2	21	11

Income from continuing operations	145	162	315	240	36
Income (loss) from discontinued operations	1			(8)	(21)

Net income	146	162	315	232	15
Noncontrolling interests net income	12	6	15	13	4

Net income attributable to the parent company	$134	$156	$300	$219	$11

	Six Months Ended		Year Ended December 31,
	June 30, 2013	June 30, 2012	2012	2011	2010
(in millions, except ratios)	(unaudited)
Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$187	$(9)	$339	$370	$287
Net cash (used in) provided by investing activities	(75)	(68)	(161)	(344)	17
Net cash (used in) provided by financing activities	(117)	36	(55)	(148)	(144)
Capital expenditures	71	71	164	196	120

Other Data: (unaudited)
Ratio of earnings to fixed charges	4.92	5.28	4.51	4.10	1.53
Ratio of earnings to fixed charges and preferred dividends(1)	3.43	3.72	3.35	2.86	0.93

(1)	Preferred dividends are payable in respect of our Series A Preferred Stock and Series B Preferred Stock.

	As of
	June 30, 2013	December 31, 2012	December 31, 2011
(in millions)	(unaudited)
Balance Sheet Data:
Current assets	$3,160	$2,953	$3,021
Total assets	5,174	5,144	5,277
Short-term debt and current portion of long-term debt	74	101	71
Long-term debt	824	803	831
Preferred stock	739	753	753
Parent company stockholders’ equity	1,813	1,843	1,737
Total stockholders’ equity	1,911	1,948	1,838

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, before reaching a decision regarding an investment in the notes. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks described are not the only risks facing us. Additional risks and uncertainties not known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations and you may lose all or a portion of your original investment.

Risks Related to the Markets We Serve

Failure to sustain a continuing economic recovery in the United States and elsewhere could have a substantial adverse effect on our business.

Our business is tied to general economic and industry conditions as demand for vehicles depends largely on the strength of the economy, employment levels, consumer confidence levels, the availability and cost of credit and the cost of fuel. These factors have had and could continue to have a substantial impact on our business.

While we expect a continuing overall economic recovery in 2013, negative economic conditions such as a worsening debt crisis in Europe or rising fuel prices could adversely impact our business. Adverse developments in these conditions could reduce demand for new vehicles, causing our customers to reduce their vehicle production and, as a result, demand for our products would be adversely affected.

Our customers and suppliers could experience severe economic constraints in the future, including bankruptcy. Adverse global economic conditions and further deterioration could have a material adverse impact on our financial position and results of operations.

We could be adversely impacted by the loss of any of our significant customers, changes in their requirements for our products or changes in their financial condition.

We are reliant upon sales to several significant customers. Sales to our ten largest customers accounted for 54% of our overall revenue in 2012. Changes in our business relationships with any of our large customers or in the timing, size and continuation of their various programs could have a material adverse impact on us.

The loss of any of these customers, the loss of business with respect to one or more of their vehicle models on which we have a high component content, or a significant decline in the production levels of such vehicles would negatively impact our business, results of operations and financial condition. Pricing pressure from our customers also poses certain risks. Inability on our part to offset pricing concessions with cost reductions would adversely affect our profitability. We are continually bidding on new business with these customers, as well as seeking to diversify our customer base, but there is no assurance that our efforts will be successful. Further, to the extent that the financial condition of our largest customers deteriorates, including possible bankruptcies, mergers or liquidations, or their sales otherwise decline, our financial position and results of operations could be adversely affected.

We may be adversely impacted by changes in international legislative and political conditions.

We operate in 26 countries around the world and we depend on significant foreign suppliers and customers. Further, we have several growth initiatives that are targeting emerging markets like China and India. Legislative and political activities within the countries where we conduct business, particularly in emerging markets and less developed countries, could adversely impact our ability to operate in those countries. The political situation in a number of countries in which we operate could create instability in our contractual relationships with no effective legal safeguards for resolution of these issues, or potentially result in the seizure of our assets. We operate in

Venezuela where government exchange controls place restrictions on our ability to repatriate funds, and in Argentina, where trade-related initiatives and other government restrictions limit our ability to optimize operating effectiveness.

We may be adversely impacted by the strength of the U.S. dollar relative to the currencies in the other countries in which we do business.

Approximately 60% of our sales in 2012 were from operations located in countries other than the United States. Currency variations can have an impact on our results (expressed in U.S. dollars). Currency variations can also adversely affect margins on sales of our products in countries outside of the United States and margins on sales of products that include components obtained from affiliates or other suppliers located outside of the United States. The U.S. dollar was generally stronger during 2012 as compared to 2011. Continued strengthening against the euro and many other currencies of countries in which we have operations could adversely affect our results reported in U.S. dollars. We use a combination of natural hedging techniques and financial derivatives to mitigate foreign currency exchange rate risks. Such hedging activities may be ineffective or may not offset more than a portion of the adverse financial impact resulting from currency variations.

We may be adversely impacted by new laws, regulations or policies of governmental organizations related to increased fuel economy standards and reduced greenhouse gas emissions, or changes in existing ones.

The markets and customers we serve are subject to a substantial amount of government regulation, which often differs by state, region and country. Government regulation has arisen, and proposals for additional regulation are advanced, primarily out of concern for the environment (including concerns about the possibility of global climate change and its impact) and energy independence. We anticipate that the number and extent of these regulations, and the costs to comply with them, will increase significantly in the future.

In the United States, vehicle fuel economy and greenhouse gas emissions are regulated under a harmonized national program administered by the National Highway Traffic Safety Administration and the Environmental Protection Agency. Other governments in the markets we serve are also creating new policies to address these same issues, including the European Union, Brazil, China and India. These government regulatory requirements could significantly affect our customers by altering their global product development plans and substantially increasing their costs, which could result in limitations on the types of vehicles they sell and the geographical markets they serve. Any of these outcomes could adversely affect our financial position and results of operations.

Our international operations, particularly in emerging markets, are subject to various risks that could have a material adverse effect on our business, results of operations and financial condition.

Our business is subject to certain risks associated with doing business internationally, particularly in emerging markets. Approximately 60% of our sales in 2012 were from operations located in countries other than the United States. We intend to continue to pursue growth opportunities for our business in a variety of business environments outside the United States, which could exacerbate the risks set forth below. Our international operations are subject to, the following risks, among others: the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements; foreign currency exchange controls, import and export restrictions and tariffs, including restrictions promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and other trade protection regulations and measures; political risks, including risks of loss due to civil disturbances, acts of terrorism, acts of war, guerilla activities and insurrection; unstable economic, financial and market conditions and increased expenses as a result of inflation, or higher interest rates; difficulties in enforcement of third-party contractual obligations and intellectual property rights and collecting receivables through foreign legal systems; difficulty in staffing and managing international operations and the application of foreign labor regulations; differing local product preferences and product requirements; fluctuations in currency exchange rates to the extent that our assets or liabilities are denominated in a currency other than the functional currency of the country where we operate; potentially adverse tax consequences from changes in tax laws, requirements relating to withholding taxes on remittances and other payments by subsidiaries and restrictions on our ability to repatriate dividends from our subsidiaries; and exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar laws and regulations in other jurisdictions. Any one of these factors could materially adversely affect our sales to international customers or harm our reputation, which could have a material adverse effect on our business, results of operations and financial condition.

Company-Specific Risk Factors

We have taken, and continue to take, cost-reduction actions. Although our process includes planning for potential negative consequences, the cost-reduction actions may expose us to additional production risk and could adversely affect our sales, profitability and ability to attract and retain employees.

We have been reducing costs in all of our businesses and have discontinued product lines, exited businesses, consolidated manufacturing operations and positioned operations in lower cost locations. The impact of these cost-reduction actions on our sales and profitability may be influenced by many factors including our ability to successfully complete these ongoing efforts, our ability to generate the level of cost savings we expect or that are necessary to enable us to effectively compete, delays in implementation of anticipated workforce reductions, decline in employee morale and the potential inability to meet operational targets due to our inability to retain or recruit key employees.

Labor stoppages or work slowdowns at Dana, key suppliers or our customers could result in a disruption in our operations and have a material adverse effect on our businesses.

We and our customers rely on our respective suppliers to provide parts needed to maintain production levels. We all rely on workforces represented by labor unions. Workforce disputes that result in work stoppages or slowdowns could disrupt operations of all of these businesses, which in turn could have a material adverse effect on the supply of, or demand for, the products we supply our customers.

We could be adversely affected if we are unable to recover portions of commodity costs (including costs of steel, other raw materials and energy) from our customers.

We continue to work with our customers to recover a greater portion of our material cost increases. While we have achieved some success in these efforts to date, there is no assurance that increases in commodity costs will not adversely impact our profitability in the future.

We could be adversely affected if we experience shortages of components from our suppliers or if disruptions in the supply chain lead to parts shortages for our customers.

A substantial portion of our annual cost of sales is driven by the purchase of goods and services. To manage and reduce these costs, we have been consolidating our supplier base. As a result, we are dependent on single sources of supply for some components of our products. We select our suppliers based on total value (including price, delivery and quality), taking into consideration their production capacities and financial condition, and we expect that they will be able to support our needs. However, there is no assurance that adverse financial conditions, including bankruptcies of our suppliers, reduced levels of production or other problems experienced by our suppliers will not result in shortages or delays in their supply of components to us or even in the financial collapse of one or more such suppliers. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers, particularly those who are sole sources, and were unable to procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our revenues, margins and customer relations.

Adverse economic conditions, natural disasters and other factors can similarly lead to financial distress or production problems for other suppliers to our customers which can create disruptions to our production levels. Any such supply-chain induced disruptions to our production are likely to create operating inefficiencies that will adversely affect our revenues, margins and customer relations.

We use important intellectual property in our business. If we are unable to protect our intellectual property or if a third party makes assertions against us or our customers relating to intellectual property rights, our business could be adversely affected.

We own important intellectual property, including patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Our competitors may develop technologies that are similar or superior to our proprietary technologies or design around the patents we own or license. Further, as we expand our operations in jurisdictions where the protection of intellectual property rights is less robust, the risk of others duplicating our proprietary technologies increases, despite efforts we undertake to protect them. Developments or assertions by or against us relating to intellectual property rights, and any inability to protect these rights, could materially adversely impact our business and our competitive position.

We could encounter unexpected difficulties integrating acquisitions and joint ventures.

We acquired businesses and invested in joint ventures in the past, and we expect to complete additional investments in the future that complement or expand our businesses. The success of this strategy will depend on our ability to successfully complete these transactions or arrangements, to integrate the businesses acquired in these transactions and to develop satisfactory working arrangements with our strategic partners in the joint ventures. We could encounter unexpected difficulties in completing these transactions and integrating the acquisitions with our existing operations. We also may not realize the degree or timing of benefits anticipated when we entered into a transaction.

Several of our joint ventures operate pursuant to established agreements and, as such, we do not unilaterally control the joint venture. There is a risk that the partners’ objectives for the joint venture may not be aligned, leading to potential differences over management of the joint venture that could adversely impact its financial performance and consequent contribution to our earnings. Additionally, inability on the part of our partner to satisfy its contractual obligations under the agreements could adversely impact our results of operations and financial position.

We could be adversely impacted by the costs of environmental, health, safety and product liability compliance.

Our operations are subject to environmental laws and regulations in the United States and other countries that govern emissions to the air; discharges to water; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties. Historically, other than an Environmental Protection Agency settlement as part of our bankruptcy proceedings, environmental costs related to our former and existing operations have not been material. However, there is no assurance that the costs of complying with current environmental laws and regulations, or those that may be adopted in the future, will not increase and adversely impact us.

There is also no assurance that the costs of complying with current laws and regulations, or those that may be adopted in the future, that relate to health, safety and product liability matters will not adversely impact us. There is also a risk of warranty and product liability claims, as well as product recalls, if our products fail to perform to specifications or cause property damage, injury or death, including a risk that asbestos related product liability claims could result in increased liabilities. See Notes 13 and 14 to our unaudited consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and Notes 15 and 16 to our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated herein by reference for additional information on warranties and product liabilities.

Our ability to utilize our net operating loss carryforwards may be limited.

Net operating tax loss carryforwards (“NOLs”) approximating $933 million were available at December 31, 2012 to reduce future U.S. income tax liabilities. Our ability to utilize these NOLs may be limited as a result of certain change of control provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Of this amount, NOLs of approximately $736 million are treated as losses incurred before the change of control upon emergence from Chapter 11 and are limited to annual utilization of $84 million. The balance of NOLs, treated as incurred subsequent to the change in control, were not subject to limitation as of December 31, 2012. However, there can be no assurance that trading in our shares will not effect another change in control under the Code, which would further limit our ability to utilize our available NOLs. Such limitations may cause us to pay income taxes earlier and in greater amounts than would be the case if the NOLs were not subject to limitation.

A failure of our information technology infrastructure could adversely impact our business and operations.

We recognize the increasing volume of cyber attacks and employ commercially practical efforts to provide reasonable assurance such attacks are appropriately mitigated. Each year, we evaluate the threat profile of our industry to stay abreast of trends and to provide reasonable assurance our existing countermeasures will address any new threats identified. Despite our implementation of security measures, our information technology systems and those of our service providers are vulnerable to circumstances beyond our reasonable control including acts of terror, acts of government, natural disasters, civil unrest, and denial of service attacks which may lead to the theft of our intellectual property, trade secrets, or business disruption. To the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential information, it could cause significant damage to our reputation, affect our relationships with our customers, lead to claims against the company and ultimately harm our business. Additionally, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

We participate in certain multiemployer pension plans which are not fully funded.

We contribute to certain multiemployer defined benefit pension plans for our union-represented employees in the United States in accordance with our collective bargaining agreements. Contributions are based on hours worked except in cases of layoff or leave where we generally contribute based on 40 hours per week for a maximum of one year. The plans were not fully funded as of December 31, 2012. We could be held liable to the plans for our obligation, as well as those of other employers, due to our participation in the plans. Contribution rates could increase if the plans are required to adopt a funding improvement plan, if the performance of plan assets does not meet expectations or as a result of future collectively bargained wage and benefit agreements. See Note 9 to our consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and Note 11 to our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2012, which have been incorporated herein by reference, for additional information on multiemployer pension plans.

Risks Related to Our Indebtedness and the Notes

Our indebtedness could adversely affect our business, financial condition and results of operations and prevent us from meeting any of our payment obligations under the notes and our other debt.

As of June 30, 2013, after giving effect to this offering, we would have had approximately $1,648 million of outstanding debt. As of June 30, 2013, we had no secured debt outstanding.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our Revolving Facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt and other obligations.

Additionally, the Revolving Facility bears interest at a variable rate that is linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense, potentially impacting our ability to meet our payment and other obligations under our debt instruments.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the notes will, and our existing senior notes and the Revolving Facility restrict, but do not completely prohibit, us from doing so. As of June 30, 2013, we had potential availability of $303 million under the Revolving Facility after deducting outstanding letters of credit, and of $91 million under the European Receivables Loan Facility. The indentures governing the notes and our existing senior notes allow us to issue additional fungible debt securities under certain circumstances and also allow us to incur certain secured debt and allow our foreign subsidiaries to incur additional debt, which would be effectively senior to the notes. In addition, the indentures do not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Notes.” If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

We and our subsidiaries are subject to various restrictions, and substantially all of our assets are pledged, subject to certain restrictions, under the Revolving Facility.

The Revolving Facility is guaranteed by all of our domestic subsidiaries except for Dana Credit Corporation and Dana Companies, LLC and their respective subsidiaries. The security agreement for the Revolving

Facility grants a first priority lien on Dana’s and the guarantors’ accounts receivable and inventory and a second priority lien on substantially all of Dana’s and the guarantors’ remaining assets, including a pledge of 65% of the stock of our material foreign subsidiaries. The Revolving Facility also contains covenants that, among other things, require Dana to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if Dana failed to maintain availability under the Revolving Facility of at least (i) $62.5 million for five consecutive business days or (ii) $50.0 million for one business day and restrict Dana’s and its subsidiaries’ ability to incur debt, pay dividends or make other distributions, make certain capital expenditures, enter into certain fundamental transactions (including sales of assets and certain mergers and consolidations) and create or permit liens. If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of interest or principal under, or are unable to comply with covenants of, the Revolving Facility, then we would be in default under the terms of the agreement, which would, under certain circumstances, permit the lenders to accelerate the maturity of the indebtedness and foreclose on the collateral. See “Description of Other Indebtedness.”

Although the notes are referred to as “senior” notes, they will be effectively subordinated to our secured debt.

The notes are unsecured and therefore will be effectively subordinated to any of our secured debt to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. The notes will be effectively subordinated to any borrowings under our credit facilities and other secured debt. The indenture governing the notes will allow us to incur a substantial amount of additional secured debt. As of June 30, 2013, we had no secured debt outstanding.

Although the notes are referred to as “senior” notes, they will be structurally subordinated to all liabilities of our subsidiaries, none of which will initially serve as guarantors of the notes.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. These subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the six months ended June 30, 2013, our subsidiaries had net sales of $3.5 billion, and for the fiscal year ended December 31, 2012, our subsidiaries had net sales of $7.2 billion. In addition, as of June 30, 2013, our subsidiaries held $5.2 billion of our total assets and had $2.5 billion of outstanding indebtedness, and as of December 31, 2012, our subsidiaries held $5.1 billion of our total assets and had $2.4 billion of outstanding indebtedness. Any right that we have to receive any assets of any subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the Revolving Facility and our other debt agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our dividends and other liquidity needs.

In addition, prior to the repayment of the notes, we will be required to refinance or repay the Revolving Facility and certain subsidiary debt. We cannot assure you that we will be able to refinance any of our debt, including the Revolving Facility, on commercially reasonable terms or at all. If we are unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

The Revolving Facility, the indenture governing the notes and the existing senior notes and the agreements governing our other indebtedness may restrict, or market or business conditions may limit, our ability to do some of these things.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations is dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in our credit facilities (including the Revolving Facility) and indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of the Notes—Certain Covenants.” In addition, applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes and our other financing arrangements.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of the Revolving Facility effectively require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and may limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our financing arrangements will not allow the repurchases. See “Description of the Notes—Overview of the Notes—Change of Control.”

The ability of holders of notes to require us to repurchase notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors is uncertain.

The definition of change of control in the indenture governing the notes offered hereby includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the indenture governing the notes offered hereby, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of the directors on our board is uncertain.

The terms of the Revolving Facility, the notes and our existing senior notes and the agreements governing our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of the Revolving Facility, the notes and our existing senior notes and the agreements governing our other indebtedness contain, and any future indebtedness of ours may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	sell or dispose of our assets or enter into merger or consolidation transactions;

•	make investments, including acquisitions;

•	enter into lines of businesses which are not reasonably related to those businesses in which we are engaged;

•	enter into contracts containing restrictions on granting liens or making distributions, loans or transferring assets to us or any guarantor under the Revolving Facility; and/or

•	repay indebtedness (including our existing debt securities and the notes) prior to stated maturities.

In addition, the Revolving Facility contains a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if we fail to maintain availability under the Revolving Facility of at least (i) $62.5 million for five consecutive business days or (ii) $50.0 million for one business day. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in the Revolving Facility and the agreements governing our other indebtedness, including our existing senior notes and the notes, could result in an event of default under the Revolving Facility or such agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of such default, the lenders thereunder:

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements, including the indenture governing the notes, any of which could result in an event of default under the notes.

If the indebtedness under the Revolving Facility or our other indebtedness, including our existing senior notes and the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Notwithstanding the restrictions described above, the terms of the notes and our existing senior notes do not impose any restrictions on our ability to invest in other entities (including unaffiliated entities) and permits us to redesignate our restricted subsidiaries as “unrestricted” in certain circumstances, including in connection with the creation of foreign joint ventures or if we could (at the time of such redesignation) make a restricted payment in an amount equal to the lesser of our investment in the restricted subsidiary and the fair market value of the restricted subsidiary. We will be able to make restricted payments so long as our total leverage ratio (as defined in the indentures governing the notes and the existing senior notes) does not exceed 3.75 to 1.00 at the time of, and after giving effect to, any such restricted payment.

Active trading markets may not develop for the notes, which may hinder your ability to liquidate your investment.

The notes are new issues of securities with no established trading markets and we do not intend to list them on any securities exchange. Certain of the underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so and may cease their market-making at any time. In addition, the liquidity of the trading markets in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that active trading markets will develop for the notes. If no active trading markets develop, you may not be able to resell your notes at their fair market value or at all.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

If the notes are rated investment grade by either Moody’s or S&P in the future and the other rating agency has assigned the notes a rating of at least Ba1 in the case of Moody’s or BB+ in the case of S&P, and as long as the notes maintain such ratings, certain covenants contained in the indenture will not apply to the notes, and the holders of the notes will lose the protection of these covenants.

The indenture contains certain covenants that will not apply to the notes if, during any future period, the notes are rated investment grade by either Moody’s or S&P and the other rating agency has assigned the notes a rating of at least Ba1 in the case of Moody’s or BB+ in the case of S&P, provided that at such time no default or event of default has occurred and is continuing. See “Description of the Notes—Covenant Suspension.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt and enter into certain types of transactions. Because we would not be subject to these restrictions during such time that the notes maintain these specified ratings, we would be able to make dividends and distributions, incur substantial additional debt and enter into certain types of transactions during such period.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $737 million, after deducting the underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from this offering (i) to repurchase all outstanding shares of our Series A Preferred Stock from Centerbridge for an aggregate purchase price of approximately $471.5 million, plus accrued and unpaid dividends of approximately $3.4 million, (ii) to fund additional common share repurchases under our share repurchase program and (iii) for other general corporate purposes. Dividends on the Series A Preferred Stock are accrued monthly at a rate of 4.0% per annum and are payable in cash as approved by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013 on an actual basis and on an as-adjusted basis to give effect to this offering and the repurchase of all of our outstanding shares of Series A Preferred Stock. We have assumed that the estimated net proceeds of this offering after deducting the underwriting discount and our estimated expenses related to the offering will be approximately $737 million.

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated herein by reference.

	As of June 30, 2013
	Actual	As Adjusted
	(unaudited, in millions)
Cash and cash equivalents	$1,030	$1,292

Short-term debt:
Short-term borrowings	$41	$41
Current portion of long-term debt	33	33

Total short-term debt	74	74

Long-term debt:
Revolving Facility(1)	—	—
European Receivables Loan Facility(2)	—	—
5.375% Senior Notes due 2021 offered hereby	—	450
6.000% Senior Notes due 2023 offered hereby	—	300
6.50% Senior Notes due 2019	400	400
6.75% Senior Notes due 2021	350	350
Other long-term debt(3)	107	107
Less current portion	(33)	(33)

Total long-term debt, less current portion	824	1,574

Total debt	898	1,648

Equity	1,911	1,439

Total capitalization	$2,809	$3,087

(1)	There were no borrowings under the Revolving Facility at June 30, 2013, but we had utilized $70 million in letters of credit. Based on our borrowing base collateral of $373 million, we had potential availability at June 30, 2013 under the Revolving Facility of $303 million after deducting the outstanding letters of credit.
(2)	At June 30, 2013, we had no borrowings under the European Receivables Loan Facility. As of June 30, 2013, we had potential availability of $91 million based on the effective borrowing base.
(3)	Other long-term debt includes the embedded lease obligation associated with the accounting for our agreement with SIFCO S.A.

DESCRIPTION OF OTHER INDEBTEDNESS

As of June 30, 2013, we had $898 million of outstanding indebtedness.

Revolving Facility

On June 20, 2013, we entered into a Second Amended and Restated Revolving Credit and Guaranty Agreement, (the “Revolving Facility”), with Citibank, N.A., as administrative agent and collateral agent. The Revolving Facility replaced our previous $500 million asset-based revolving credit facility. The Revolving Facility is guaranteed by all of our domestic subsidiaries, except for Dana Credit Corporation and Dana Companies, LLC, and their respective subsidiaries.

The Revolving Facility has a five-year term. Availability under the Revolving Facility is an aggregate amount of $500 million, subject to a borrowing base that is based on a specified percentage of eligible accounts receivable and inventory, reduced for outstanding credit advances or letter of credit issuances (“Availability”). As of June 30, 2013, no amounts were outstanding under the Revolving Facility, but we had utilized $70 million for letters of credit.

The Revolving Facility bears interest at a floating rate based on, at our option, (A) a Eurodollar rate plus an applicable margin of (i) 1.50%, if Availability is greater than $350 million, (ii) 1.75%, if Availability is greater than $150 million but less than or equal to $350 million and (iii) 2.00%, if Availability is less than or equal to $150 million or (B) a Base Rate plus an applicable margin of (i) 0.50%, if Availability is greater than $350 million, (ii) 0.75%, if Availability is greater than $150 million but less than or equal to $350 million and (iii) 1.00%, if Availability is less than or equal to $150 million. In addition to paying interest on outstanding principal under the Revolving Facility, we will be required to pay a commitment fee to the lenders in respect of the unutilized commitments at an initial rate equal to (i) 0.375% per annum, if the average daily unused portion of the commitment is equal to or greater than 50% of the aggregate commitment or (ii) 0.25% per annum, if the average daily unused portion of the commitment is less than 50% of the aggregate commitments.

The Revolving Facility does not have any financial maintenance covenants, other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if we fail to maintain Availability of at least (i) $62.5 million for five consecutive business days or (ii) $50 million for one business day. The Revolving Facility is secured by, among other things, first-priority liens on the following collateral, in each case subject to certain exceptions and permitted liens: (i) all inventory, (ii) all accounts receivable, (iii) certain securities accounts and investment property, (iv) certain deposit accounts and any other deposit accounts subsequently opened for receipt of proceeds from the sale of collateral under the Revolving Facility and (v) certain other related assets including books, records and proceeds from each of the foregoing, in each case subject to certain exceptions. The Revolving Facility requires, under certain circumstances, that the pledgors under the Revolving Facility will grant a second-priority lien on certain other assets and property of such pledgors to the extent such pledgors grant a first-priority lien on such assets and property to any other lenders.

European Receivables Loan Facility

On March 8, 2011, certain of our European subsidiaries entered into a receivables loan facility (the “European Receivables Loan Facility”) to replace the then-existing European receivables securitization program. The European Receivables Loan Facility provides for a five-year lending facility based on accounts receivable under which €75 million (approximately $98 million at exchange rates as of June 30, 2013) in financing will be available to an Irish subsidiary of the Company. Advances under the European Receivables Loan Facility will bear interest based on the LIBOR applicable to the currency in which each advance is denominated or 2.5% for base rate loans. The commitment fees on the unused portion of the facility is 0.50% to 0.75% depending on the portion of the facility being used. As of June 30, 2013, we had no borrowings outstanding under the European Receivables Loan Facility and had potential availability of $91 million based on the effective borrowing base.

Existing Senior Notes

In January 2011, we completed the sale of $750 million in senior unsecured notes, consisting of $400 million in aggregate principal amount of 6.500% Senior Notes due 2019 (the “Existing 2019 Notes”) and $350 million in aggregate principal amount of 6.750% Senior Notes due 2021 (the “Existing 2021 Notes” and, together with the Existing 2019 Notes, the “existing senior notes”). Interest on the existing senior notes is payable on February 15 and August 15 of each year and the Existing 2019 Notes will mature on February 15, 2019 and the Existing 2021 Notes will mature on February 15, 2021.

The existing senior notes are unsecured senior obligations of the Company and rank equally with all of our other unsecured senior indebtedness. The existing senior notes are not guaranteed by any of our subsidiaries. The existing senior notes are effectively subordinated to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

At any time on or after February 15, 2015, we may redeem some or all of the Existing 2019 Notes at specified redemption prices. At any time on or after February 15, 2016, we may redeem some or all of the Existing 2021 Notes at specified redemption prices. In addition, prior to February 15, 2014, we may redeem up to 35% of original aggregate principal amount of each series of the existing senior notes from the proceeds of certain equity offerings at specified redemption prices. Prior to February 15, 2015, during any 12-month period, we may, at our option, redeem up to 10% of the aggregate principal amount of the Existing 2019 Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to February 15, 2016, during any 12-month period, we may, at our option, redeem up to 10% of the aggregate principal amount of the Existing 2021 Notes at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Under the terms of the indenture governing the existing senior notes, we, and each of our restricted subsidiaries, are subject to covenants that limit, among other things, our ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) issue or sell capital stock of restricted subsidiaries, (v) use the proceeds from sales of assets and subsidiary stock, (vi) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (vii) enter into transactions with affiliates and (viii) consolidate or merge or sell all or substantially all of our assets.

DESCRIPTION OF THE NOTES

In this “Description of the Notes,” the term “Company” refers only to Dana Holding Corporation and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to Dana Holding Corporation and, where the context so requires, certain or all of its Subsidiaries. The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.” None of the Company’s Subsidiaries will initially Guarantee the notes and the Company’s Subsidiaries will in the future Guarantee the notes only in those limited circumstances described under “—Certain Covenants—Future Subsidiary Guarantors.” Each Subsidiary that guarantees the notes is referred to in this section as a “Subsidiary Guarantor.” Each such Guarantee is termed a “Note Guarantee.”

We will issue the 5.375% senior notes due 2021 (the “2021 notes”) and the 6.000% senior notes due 2023 (the “2023 notes,” and together with the 2021 Notes, the “notes”) under a base indenture, dated as of January 28, 2011 (the “Base Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, to be dated as of August 2, 2013 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Indenture contains provisions that define your rights under the notes. In addition, the Indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We have filed a copy of the form of Base Indenture as an exhibit to the Registration Statement of which this prospectus supplement forms a part. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Overview of the Notes

The Notes

The notes:

•	will be unsecured general obligations of the Company;

•	will be senior in right of payment to all future Subordinated Indebtedness of the Company;

•	will be effectively junior to all existing and future secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness; and

•	will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that do not provide Note Guarantees.

General

None of the Company’s Subsidiaries will initially Guarantee the notes and the Company’s Subsidiaries will in the future Guarantee the notes only in those limited circumstances described under “—Certain Covenants—Future Subsidiary Guarantors.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries of the Company, such non-guarantor Subsidiaries will be required to repay financial and trade creditors before distributing any assets to the Company or a Subsidiary Guarantor.

As of the Issue Date, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not Guarantee the notes.

In addition, under the Indenture, we also may Incur additional Indebtedness ranking pari passu in right of payment with the notes and Indebtedness secured by liens on our property and assets as described below under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Certain Covenants—Limitation on Liens.”

Principal, Maturity and Interest

We will initially issue the 2021 notes in an aggregate principal amount of $450.0 million. The 2021 notes will mature on September 15, 2021. Each 2021 note we issue will bear interest at a rate of 5.375% per annum beginning on August 2, 2013 or from the most recent date to which interest has been paid or provided for.

We will initially issue the 2023 notes in an aggregate principal amount of $300.0 million. The 2023 notes will mature on September 15, 2023. Each 2023 note we issue will bear interest at a rate of 6.000% per annum beginning on August 2, 2013 or from the most recent date to which interest has been paid or provided for.

The 2021 notes and the 2023 notes are each referred to herein as a “series.” We will pay interest on each series of notes semiannually to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date on March 15 and September 15 of each year. The first interest payment date will be March 15, 2014.

We will issue the notes in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Indenture May Be Used for Future Issuances

Additional notes of either series having identical terms and conditions to the notes of such series that we are currently offering (the “Additional Notes”) may be issued under the Indenture from time to time; provided, however, that we will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance the Company and its Restricted Subsidiaries are in compliance with the covenants contained in the Indenture, including the covenant relating to the Incurrence of additional Indebtedness. To the extent required by applicable tax regulations, Additional Notes that are issued with a given amount of original issue discount may not trade fungibly with other notes, may trade under a separate CUSIP number and may be treated as a separate class for purposes of transfer and exchange. Nevertheless, any Additional Notes subsequently issued under the Indenture will be treated as part of the same issue as the applicable series of notes that we are currently offering and will vote on all matters with such series of notes for all other purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Paying Agent and Registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office for payment on the notes is 625 Marquette Avenue, 11th Floor, MAC N9311-110 Minneapolis, MN 55470. However, we reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global notes, by wire transfer.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. However, we may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

2021 Notes

Except as set forth under this section, we may not redeem the 2021 notes prior to September 15, 2016. After this date, we may redeem the 2021 notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

Year	Redemption Price
2016	104.031%
2017	102.688%
2018	101.344%
2019 and thereafter	100.000%

Prior to September 15, 2016, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2021 notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 105.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 50% of the original aggregate principal amount of the 2021 notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to September 15, 2016, we may at our option redeem the 2021 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2021 notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 2021 note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on September 15, 2016 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such note through September 15, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the 2021 notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after September 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2021 notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2021 Notes from the redemption date to September 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to September 15, 2016.

2023 Notes

Except as set forth under this section, we may not redeem the 2023 notes prior to September 15, 2018. After this date, we may redeem the 2023 notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of the years set forth below:

Year	Redemption Price
2018	103.000%
2019	102.000%
2020	101.000%
2021 and thereafter	100.000%

Prior to September 15, 2016, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2023 notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 106.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 50% of the original aggregate principal amount of the 2023 notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to September 15, 2018, we may at our option redeem the 2023 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2023 notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to 2023 note at any redemption date, the greater of (1) 1.00% of the principal amount of such note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such note on September 15, 2018 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such note through September 15, 2018 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the 2023 notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after September 15, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2023 notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2023 notes from the redemption date to September 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to September 15, 2018.

Selection

If we partially redeem any series of notes, the Trustee, subject to the procedures of DTC, will select the notes of such series to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of any series less than $2,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of the notes to be redeemed, plus accrued and unpaid interest thereon.

Note Guarantees

Any Subsidiary Guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally Guarantee, jointly and severally with any other Subsidiary Guarantors, on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed, if any, by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Federal and state statutes allow courts, under specific circumstances, to void a guarantee and the liens securing such guarantee and require noteholders to return payments received from the entity providing such guarantee.

Each Note Guarantee will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously or concurrently elected to redeem the notes as described under “—Optional Redemption:”

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the notes have been or are called for redemption by the Company prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens.” However, except for the limitations contained in such covenants, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law. As a consequence, in the event the Holders elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to purchase the notes as described above. In addition, Holders may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to Incur any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the Incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be at least 2.0 to 1.0.

(b) The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness Incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of:

(x) $1,250.0 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder);

(y) the sum of (A) 80 percent of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 60 percent of the net book value of the inventory of the Company and the Restricted Subsidiaries; and

(z) an amount of Indebtedness such that, on a pro forma basis after giving effect to the Incurrence of such Indebtedness, the Secured Indebtedness Leverage Ratio (with all Indebtedness Incurred under this clause (1) deemed to be secured for this purpose) would not exceed 1.5 to 1.00.

(2) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness referenced in clauses (1), (3) and (6));

(3) Indebtedness represented by the notes and the related Note Guarantees (other than Additional Notes);

(4) Indebtedness represented by (i) any Sale and Leaseback Transaction or (ii) Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case in this subclause (ii), Incurred for the purpose of financing all or any part of the purchase price or cost of construction, improvement, repair or replacement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) used in the business of the Company or such Subsidiary Guarantor (including any reasonably related fees, expenses, taxes or other transaction costs

Incurred in connection with such acquisition, construction or improvement), in an aggregate amount pursuant to this clause (4), including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of $300.0 million and 6.0% of Total Assets;

(5) Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10), (11) or (18) of this paragraph;

(6) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b) (i) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8) Hedging Obligations that are not Incurred for speculative purposes;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business or assets, including the Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business or assets, including the Capital Stock, for the purpose of financing or in contemplation of any such acquisition;

(10) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was merged with or into or acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a subsidiary of or was otherwise acquired by the Company); provided, however, that, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurring of such Indebtedness, pursuant to this clause (10) or (ii) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Incurrence and related transaction would be equal to or greater than such ratio immediately prior to such transaction.

(11) Indebtedness of the Company or a Restricted Subsidiary in an amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (11), not to exceed $50.0 million Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company whether by means of the acquisition of assets or the Capital Stock of such entity or by merger; provided, however, that (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (11) or (ii) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Incurrence and related transaction would be equal to or greater than such ratio immediately prior to such transaction;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within ten Business Days of its Incurrence;

(13) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Indebtedness under Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(14) Indebtedness constituting reimbursement obligations with respect to letters of credit or bankers’ acceptances issued in the ordinary course of business, including letters of credit in respect of performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims;

(15) Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge;”

(16) Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Subsidiary of the Company or their assets (other than a Receivables Entity and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person;

(17) Indebtedness of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed the greater of $500.0 million and 15% of Total Foreign Assets at any one time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (17));

(18) additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (18), not to exceed the greater of $450.0 million and 7.5% of Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (18));

(19) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company or any Restricted Subsidiary; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (19), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (v), does not exceed at any time outstanding the greater of $200.0 million and 3.0% of Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (19));

(20) Guarantees of Indebtedness of suppliers, licensees, franchisees or customers in the ordinary course of business, in an aggregate amount at any time outstanding under this clause (20) not to exceed $100.0 million; or

(21) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant:

(x) in the event that any proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories described in clauses (1) through (21) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide, classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to one or more such clauses or pursuant to the first paragraph hereof; and

(y) at the time of Incurrence, the Company will be entitled to divide and classify, and later reclassify, an item of Indebtedness in more than one of the types of Indebtedness described in the first paragraph of this covenant and clauses (1) through (21) above without giving pro forma effect to the Indebtedness Incurred on such date of Incurrence pursuant to clauses (1) through (21) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph of this covenant.

Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Neither the Company nor any Subsidiary Guarantors will Incur or suffer to exist any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantors, as the case may be, unless such Indebtedness is at least equally subordinated in right of payment to the notes and any Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of its Capital Stock to holders of such Capital Stock other than the Company or any of its Restricted Subsidiaries;

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(c) make any principal payment on, or purchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness (other than the principal payment on, or the purchase, redemption, defeasance, retirement or other acquisition for value of, (i) Subordinated Indebtedness made in satisfaction of or anticipation of satisfying a sinking fund obligation, principal installment or final maturity within one year of the due date of such obligation, installment or final maturity) and (ii) Indebtedness permitted under clause (b)(6) of the covenant described under “—Limitation on Incurrence of Additional Indebtedness;” or

(d) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Company is not able to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness;” or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

(a) 50 percent of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100 percent of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter commencing on July 1, 2013 and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(b) the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) since the Issue Date as a contribution to its common equity capital or from the issuance and sale of Qualified Capital Stock of the Company or from the issuance of Indebtedness of the Company subsequent to the Issue Date that has been converted into or exchanged for Qualified Capital Stock of the Company on or prior to the Reference Date; plus

(c) an amount equal to the sum of (1) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person after the Issue Date resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary and (2) the amount of any Guarantee or similar arrangement that has terminated or expired or by which it has been reduced to the extent that it was treated as a Restricted Payment after the Issue Date that reduced the amount available under this clause (1) or clause (9) of the next paragraph net of any amounts paid by the Company or a Restricted Subsidiary in respect of such Guarantee or similar arrangement; provided, however, that the amounts set forth in clauses (1) and (2) above shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made and treated as a Restricted Payment by the Company or any Restricted Subsidiary after the Issue Date that reduced the amount available under this clause (3) or (9) of the next paragraph in such Person or Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or giving notice of such redemption, as the case may be, if the dividend or redemption would have been permitted on the date of declaration or notice;

(2) a Restricted Payment, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or substantially concurrent cash contribution to the common equity of the Company;

(3) so long as no Default or Event of Default shall have occurred and be continuing, repurchases, redemptions or other acquisitions of Capital Stock (or rights or options therefor) of the Company from current or former officers, directors, employees or consultants or their respective estates, spouses, former spouses or family members pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $50.0 million in the aggregate subsequent to the Issue Date;

(4) dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis or on a basis more favorable to the Company;

(5) any purchase or redemption of Subordinated Indebtedness utilizing any Net Cash Proceeds remaining after the Company has complied with the requirements of the covenants described under “—Limitation on Asset Sales” and “—Change of Control;”

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on the Incurrence of Additional Indebtedness;” provided that such dividends are included in Consolidated Fixed Charges; and payment of any mandatory redemption price or liquidation value of any such Disqualified Capital Stock or Preferred Stock when due in accordance with its terms in effect upon the issuance of such Disqualified Capital Stock or Preferred Stock;

(7) any purchase, redemption, defeasance, retirement, payment or prepayment of principal of Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) Refinancing Indebtedness;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents all or a portion of the exercise price thereof (or related withholding taxes), and Restricted Payments by the Company to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of the Company;

(9) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment and distribution of related fees;

(10) Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.75 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); and

(11) other Restricted Payments in an amount not to exceed the greater of (a) $500.0 million and (b) 7.5% of Total Assets in the aggregate since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the first paragraph of this covenant “—Limitation on Restricted Payments,” only amounts expended pursuant to clauses (1), 2(ii), (7)(ii), (10) and (11) shall be included in such calculation.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75 percent of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that for purposes of this clause (2) only, (A) the assumption by the purchaser of Indebtedness or other obligations (other than Subordinated Indebtedness or intercompany obligations) that releases the Company or a Restricted Subsidiary from future liability pursuant to a customary written novation agreement, (B) instruments or securities received from the purchaser that are promptly, but in any event within 180 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, (C) the Fair Market Value of any Replacement Assets received by the Company or any Restricted Subsidiary and (D) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (x) $150.0 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) 2.0% of Total Assets shall be deemed to be Cash Equivalents for purposes of this provision; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either (A) to prepay any secured Indebtedness of the Company or a Restricted Subsidiary and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility, regardless of the fact that no prepayment is required), (B) to acquire Replacement Assets or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

Pending the final application of the Net Cash Proceeds, the Company and the Restricted Subsidiaries may invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 366th day after an Asset Sale or such earlier date, if any (each, a “Net Proceeds Offer Trigger Date”), as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the first paragraph under this “Limitation on Asset Sales,” such aggregate amount of Net Cash Proceeds (each, a “Net Proceeds Offer Amount”) which have not been applied on or before Trigger Date as permitted in the preceding paragraph shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that principal amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100 percent of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if the Company elects (or is required by the terms of any Indebtedness that ranks pari passu with the notes), such Net Proceeds Offer may be made ratably to purchase the notes and such pari passu Indebtedness.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $50.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purpose or for any other purposes not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. A Net Proceeds Offer shall remain open for a period of at least 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order;

(2) the Indenture;

(3) the Credit Agreement and/or the documentation for the Credit Agreement;

(4) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business, including customary non-assignment provisions of any contract or any lease governing a leasehold interest;

(5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(7) any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date;

(8) any instrument governing Indebtedness of a Foreign Subsidiary;

(9) a security agreement governing a Lien permitted under the Indenture containing customary restrictions on the transfer of any property or assets;

(10) secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(11) any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions of such Restricted Subsidiary pending such sale or disposition;

(12) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(13) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) of the first paragraph above on the property so acquired;

(14) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(15) customary restrictions pursuant to any Qualified Receivables Transaction;

(16) existing pursuant to provisions in instruments governing other Indebtedness of Restricted Subsidiaries permitted to be Incurred after the Issue Date; provided that (i) such provisions are customary for instruments of such type (as determined in good faith by the Company’s Board of Directors) and (ii) the Company’s Board of Directors determines in good faith that such restrictions will not materially adversely impact the ability of the Company to make required principal and interest payments on the notes;

(17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (2), (3), (5), (6) and (7) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend restrictions and other encumbrances than those contained prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(18) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Subsidiary Guarantors

If, on or after the Issue Date, any Restricted Subsidiary that is not a Subsidiary Guarantor Guarantees any capital markets Indebtedness of the Company or a Subsidiary Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary) then the Company shall cause such Restricted Subsidiary, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary, shall unconditionally Guarantee all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

(2) execute and deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Note Guarantee and become a Subsidiary Guarantor.

If the Guaranteed Indebtedness is pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with the Note Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

A Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released without any action required on the part of the Trustee or any holder of the notes upon:

(1) a sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of the Company or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (other than to the Company or a Subsidiary or an Affiliate of the Company) otherwise permitted by the Indenture;

(2) such Subsidiary Guarantor’s becoming an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(3) the release or discharge of the Guarantee or security that enabled the creation of such Note Guarantee and all other Guarantees of Indebtedness of the Company by such Subsidiary Guarantor; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; or

(4) the legal defeasance or covenant defeasance in accordance with terms of the Indenture or the satisfaction and discharge of the Indenture.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Company shall notify the Trustee and the Holders if the Note Guarantee of any Subsidiary Guarantor is released. The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon written request of the Company as provided in the Indenture.

At the Company’s written request, the Trustee will execute and deliver any instrument evidencing such release. A Subsidiary Guarantor may also be released from its obligation under its Note Guarantee in connection with a permitted amendment. See “—Modification of the Indenture.”

Limitation on Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Note Guarantee, the notes or such Note Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured, except for:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B) Liens securing the notes or any Note Guarantee;

(C) Liens in favor of the Company or any Subsidiary Guarantor;

(D) Liens securing Refinancing Indebtedness which is Incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the Indenture and which has been Incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:

(I) are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(E) Permitted Liens.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (y) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (z) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction),

(A) the Company or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” or (B) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity, as the case may be, is greater than such ratio immediately prior to such transaction; provided, however, that this clause shall not be effective during any Suspension Period as described under “—Covenant Suspension;”

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness Incurred or anticipated to be Incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

provided that clauses (2) and (3) do not apply to the consolidation or merger of the Company with or into, or the sale by the Company of all or substantially all its assets to, a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into, or the sale by such Subsidiary of all or substantially all of its assets to, the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

No Subsidiary Guarantor (other than any Subsidiary Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under “—Limitation on Asset Sales”) will, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless:

(1) (A) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia or the jurisdiction of such Subsidiary Guarantor and expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Note Guarantee; and

(B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(2) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $25.0 million, other than:

(x) Affiliate Transactions permitted under paragraph (b) below; and

(y) Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $50.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) on or after the Issue Date that involves an aggregate Fair Market Value of more than $150.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in paragraph (a) shall not apply to:

(1) employment, consulting, service, severance, termination and compensation arrangements and agreements of the Company or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock options, or similar plans) consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

(2) reasonable fees and compensation paid to, indemnity provided on behalf of, and expenses reimbursed to, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(3) payments or loans (or cancellation of loans) to officers, directors, employees or consultants that are approved by a majority of the Board of Directors of the Company in good faith;

(4) transactions exclusively between or among the Company and any Restricted Subsidiary or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(5) Restricted Payments, Permitted Investments (other than clauses (1) or (2) thereof) or transaction involving Permitted Liens, in each case permitted by the Indenture;

(6) transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or replacements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the Issue Date;

(7) the entering into of a customary agreement providing registration rights to the direct or indirect shareholders of the Company and the performance of such agreements;

(8) the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company to any Person or any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Capital Stock (other than Disqualified Capital Stock) or any contribution to the common equity capital of the Company;

(9) pledges of Capital Stock of Unrestricted Subsidiaries;

(10) sales of Receivables Assets, or participations therein, or any related transaction, in connection with any Qualified Receivables Transaction;

(11) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice, in each of clauses (A), (B) and (C) that are fair to the Company or its Restricted Subsidiaries in the good faith determination of the Company’s Board of Directors or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12) transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13) transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Capital Stock in, or controls, such Person;

(14) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries made consistent with past practices;

(15) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation and Sale of Assets;” or

(16) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or other transactions undertaken for the purpose of the consolidated tax efficiency of the Company and its Subsidiaries and not for the purposes of circumventing any covenants set forth in the indenture; provided that the Board of Directors determines in good faith that the formation and maintenance of such group or subgroup is in the best interests of the Company and will not result in the Company and the Restricted Subsidiaries paying taxes in excess of the tax liability that would have been payable by them on a stand-alone basis.

Limitation on Designations of Unrestricted Subsidiaries

The Company may, on or after the Issue Date, designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary or is a Subsidiary Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture.

The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by an officers’ certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Reports to Holders

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide to the Trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Company’s delivery obligations under this provision; provided, further, that the Trustee shall have no liability or responsibility whatsoever to determine if such materials have been so made available. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default” until 90 days after the date any report hereunder is due.

Covenant Suspension

Beginning on the date (the “Suspension Date”) that (i) the notes have been assigned an Investment Grade Rating from one of the Rating Agencies and a rating from the other Rating Agency of at least Ba1 in the case of Moody’s or BB+ in the case of S&P and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, and ending on the date (the “Reversion Date”) that either Rating Agency (or both Rating Agencies) downgrades the rating assigned by it to the notes below the Investment Grade Rating or the other specified rating, as applicable, or a Default or Event of Default has occurred and is continuing (such period of time from and including the Suspension Date to but excluding the Reversion Date, the “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the following headings under the caption “—Certain Covenants:”

“—Limitation on Incurrence of Additional Indebtedness,”

“—Limitation on Restricted Payments,”

“—Limitation on Asset Sales,”

“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

“—Limitation on Transactions with Affiliates,”

“—Future Subsidiary Guarantors,”

“—Limitation on Issuances of Capital Stock of Restricted Subsidiaries,” and

clause (2) of the first paragraph under the caption “—Merger, Consolidation and Sale of Assets” (collectively, the “Suspended Covenants”).

In addition, the Company may elect to suspend the Note Guarantees.

Notwithstanding the foregoing, the Company and the Restricted Subsidiaries will remain subject to the provisions of the Indenture described above under the caption “Change of Control” and under the following headings under the caption “—Certain Covenants:”

“—Limitation on Liens,”

“—Merger, Consolidation and Sale of Assets” (except to the extent set forth in the prior paragraph),

“—Limitation on Designations of Unrestricted Subsidiaries,” and

“—Reports to Holders.”

During any Suspension Period, the Company’s Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness Incurred and Disqualified Capital Stock and Preferred Stock issued during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the definition of Permitted Indebtedness.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Certain Covenants—Limitation on Restricted Payments” will be made as though the covenant described under “—Certain Covenants—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

For purposes of the covenant described under “—Limitation on Asset Sales,” on the Suspension Date, the Net Cash Proceeds amount will be reset to zero.

Notwithstanding the reinstatement of the Suspended Covenants on the Reversion Date, neither (a) the continued existence, on and after the Reversion Date, of facts and circumstances or obligations that occurred, were Incurred or otherwise came into existence during a Suspension Period nor (b) the performance thereof, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided, however, that (i) the Company and the Restricted Subsidiaries did not Incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by either Rating Agency (or both Rating Agencies) of its Investment Grade Rating on the notes and (ii) the Company reasonably believed that such Incurrence or actions would not result in such withdrawal or downgrade.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Events of Default

Each of the following is an “Event of Default” with respect to each series of notes:

(1) the failure to pay interest on the notes of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any note of such series when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25 percent of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 60 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, exceeds $100.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $100.0 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7) any Note Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Note Guarantee of such a Significant Subsidiary is found to be invalid or any Subsidiary Guarantor which is such a Significant Subsidiary denies its liability under its Note Guarantee (other than by reason of release of such Subsidiary Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above) shall occur and be continuing, the Trustee or the holders of at least 25 percent in principal amount of the outstanding notes of any series may declare the principal of, premium, if any, and accrued interest on all the notes of such series to be due and payable by notice in writing to the Company (and to the Trustee if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes of any series as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes of such series may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and

(3) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the then outstanding notes of any series may waive any existing Default or Event of Default under the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on the notes of such series.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company will be required to provide an officers’ certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any note Guarantor discharged with respect to the outstanding notes of any series (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes of such series, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes of such series, when such payments are due;

(2) the Company’s obligations with respect to the notes of such series, concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) for any series of notes and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes of such series.

In order to exercise Legal Defeasance or Covenant Defeasance with respect to a series of notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes of such series on the stated date of payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged with respect to any series of notes and will cease to be of further effect (except as to surviving rights and registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of such series when:

(1) either (a) all the notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes of such series not theretofore delivered to the Trustee for cancellation have (i) become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company and/or the Subsidiary Guarantors have paid all other sums payable under the Indenture, including amounts owing to the Trustee, with respect to such series;

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series have been complied with; and

(4) there exists no Default or Event of Default under the Indenture.

Modification of the Indenture

From time to time, the Company, any Subsidiary Guarantor and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the Indenture;

(5) add to the covenants of the Company for the benefit of the Holders of notes or to surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any Holder in any material respect;

(7) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and

(B) such amendment does not materially affect the rights of Holders to transfer notes;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(9) convey, transfer, assign, mortgage or pledge as security for the notes any property or assets in accordance with the covenant described under “—Certain Covenants—Limitation on Liens.” The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment;

(10) to evidence and provide for the acceptance of an appointment hereunder by a successor Trustee; or

(11) to conform to the “Description of the Notes” in this prospectus supplement, as set forth in an officers’ certificate delivered to the Trustee.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Other modifications and amendments of the Indenture or of any series of notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes of the applicable series issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes; or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Note Guarantee in a manner which adversely affects the holders; or

(8) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing Law

The Indenture will provide that it, the notes and any Notes Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default known to the Trustee, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Additional Notes” has the meaning set forth under “—Overview of the Notes—Indenture May be Used for Future Issuances.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $30.0 million;

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

(3) any Restricted Payment made in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(4) sales or contributions of accounts receivable and related assets pursuant to a Qualified Receivables Transaction made in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;”

(5) the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and Cash Equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries, or (iv) rights granted to others pursuant to leases or licenses, to the extent not materially interfering with the operations of the Company or its Restricted Subsidiaries;

(6) the sale or discount of accounts receivable in connection with the compromise or collection thereof arising in the ordinary course of business or in bankruptcy of a similar proceeding;

(7) the granting of a Lien in accordance with the Indenture;

(8) the licensing of patents, trademarks, know-how or any other intellectual property to third Persons in the ordinary course of business consistent with past practice; provided that such licensing does not materially interfere with the business of the Company or any of its Restricted Subsidiaries;

(9) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon);

(10) the unwinding of any Hedging Obligations;

(11) any exchange of assets (including a combination of assets and Cash Equivalents) for assets of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(12) foreclosure or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;

(13) any disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(14) any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(15) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the indenture;

(16) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind; or

(17) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4) demand and time deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Commission under the Investment Company Act of 1940, as amended; and

(8) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (4) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Change of Control” has the meaning set forth under “—Change of Control.”

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(A) all income taxes of the Company and the Restricted Subsidiaries expensed or accrued in accordance with GAAP for such period;

(B) Consolidated Fixed Charges;

(C) Consolidated Non-cash Charges; and

(D) any expenses or charges related to any issuance of Capital Stock, Investment, acquisition or disposition of division or line of business, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (whether or not successful), less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction (the “Transaction Date”) to Consolidated Fixed Charges of the Company for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the Incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the Incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, among others, adjustments appropriate, in the reasonable good faith determination of the Company, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event; provided that any pro forma adjustments shall be limited to those that are (a) reasonably identifiable and factually supportable and (b) have occurred or are reasonably expected to occur in the next twelve months following the date of such calculation, in the reasonable judgment of a responsible financial or accounting officer of the Company.

If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly Incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio:”

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period (other than dividends paid in Qualified Capital Stock of the Company or paid to the Company or to a Restricted Subsidiary) multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(A) any amortization of debt discount,

(B) the net costs under Interest Swap Obligations,

(C) all capitalized interest, and

(D) the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3) to the extent not included in clause (1) above, net losses relating to sales of accounts receivable pursuant to Qualified Receivables Transaction during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto or from the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary;

(2) extraordinary or non-recurring gains or losses (determined on an after-tax basis and less any fees, expenses or charges related thereto);

(3) any non-cash compensation expense Incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

(4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5) the net income (loss) of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6) the net income (loss) of any Person acquired during the specified period for any period, prior to date of such acquisition will be excluded for purposes of Restricted Payments only;

(7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

(8) write-downs resulting from the impairment of intangible assets and any other non-cash amortization or impairment expenses;

(9) cash restructuring expenses (including any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses) in an amount not to exceed (A) the amount of actual cash restructuring expenses for the fiscal year ended December 31, 2012, (B) $75 million for the fiscal year ended December 31, 2013 and (C) the greater of $75 million and 5.0% of Consolidated EBITDA per fiscal year thereafter, plus, in the case of each of (A), (B) and (C), to the extent that any amount permitted to be included in a prior year pursuant to this clause (9) is not utilized, such unutilized amount may be carried forward for use in only the next succeeding year;

(10) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(11) the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash payments for any future period).

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means the Second Amended and Restated Revolving Credit and Guaranty Agreement, dated as of June 20, 2013, among the Company, as borrower, the guarantors party thereto, Citibank, N.A., as administrative agent and collateral agent, Bank of America, N.A., Citibank, N.A., and JPMorgan Chase Bank, N.A., as issuing banks, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, Barclays Bank PLC, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., UBS Securities LLC, and Wells Fargo Bank, N.A., as documentation agents, and the lenders and other financial institutions party thereto, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with their terms whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by an officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the notes.

“Domestic Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Capital Stock) of the Company.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction.

“Guaranteed Obligation” has the meaning set forth under “—Certain Covenants—Note Guarantees.”

“Hedging Obligations” means, with respect to any Person, the obligations of such person in respect of Commodity Agreements, Currency Agreements and Interest Swap Obligations.

“Holder” means the Person in whose name a note is registered in the Registrar’s records.

“Incur” means, with respect to any Indebtedness, to Incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Capital Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;

(6) guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8) all Hedging Obligations of such Person;

(9) all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

(10) all obligations of such Person in respect of Qualified Receivables Transactions.

Notwithstanding the foregoing, Indebtedness shall not include any liability for federal, state, local or other taxes owed or owing to any governmental entity.

Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any bankruptcy law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Interest Swap Obligations” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the “Referent Subsidiary”) such that after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or the equivalent rating by any Successor Rating Agency) and BBB- (or the equivalent) by S&P (or the equivalent rating by any Successor Rating Agency).

“Issue Date” means August 2, 2013, the date of initial issuance of the notes.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

(2) taxes paid or payable after taking into account any tax sharing arrangements;

(3) payments required to be made to any Person (other than to the Company or its Restricted Subsidiaries) owning a beneficial interest in the assets subject to such Asset Sale;

(4) repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale;

(5) appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(6) payments of unassumed liabilities (not constituting Indebtedness and not owed to the Company or any Subsidiary) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Note Guarantee” means a Guarantee of the notes pursuant to the Indenture.

“Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceedings, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit and any other obligations and (d) any Cash Management Obligations or Hedging Obligations.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2) Investments in the Company by any Restricted Subsidiary;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes and to purchase Capital Stock of the Company (or any direct or indirect parent of the Company) not in excess of an aggregate of $25.0 million at any one time outstanding;

(5) Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7) Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales;”

(8) Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed the greater of (i) $400.0 million and (ii) 7.5% of Total Assets at the time of such Investment, at any one time outstanding;

(9) Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (i) $400.0 million and (ii) 7.5% of Total Assets at the time of such Investment, at any one time outstanding;

(10) Investments in a Receivable Entity;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(12) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(13) prepaid expenses, negotiable instruments held for the collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(14) lease, utility and other similar deposits in the ordinary course of business;

(15) Investments consisting of the licensing or contribution of patents, trademarks, know-how or other intellectual property in the ordinary course of business;

(16) any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(17) Guarantees of Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred under the Indenture; and

(18) Investments in existence on the Issue Date.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, material-men, repairmen, construction and other Liens imposed by law Incurred in the ordinary course of business for sums not overdue by more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person and not Incurred in connection with or in contemplation thereof; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(4) Liens on property at the time such Person or any of its Subsidiaries acquires the property and not Incurred in connection with or in contemplation thereof, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(5) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(6) any interest or title of a lessor under any lease;

(7) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(8) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) easements, rights-of-way, zoning restrictions, minor survey exceptions and encumbrances and other similar charges or restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;

(11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12) purchase money Liens securing Indebtedness Incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related Purchase Money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired (and assets affixed or appurtenant thereto) and (B) the Lien securing the Purchase Money Indebtedness shall be created within 180 days after such acquisition;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens securing Indebtedness Incurred pursuant to Credit Facilities in accordance with paragraph (b)(i) of the covenant described as “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;”

(17) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(18) Liens securing Indebtedness and other Obligations under Commodity Agreements, Currency Agreements and Cash Management Obligations, in each case permitted under the Indenture;

(19) Liens securing Acquired Indebtedness Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness;” provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary;

(20) Liens securing Indebtedness of Foreign Subsidiaries Incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Subsidiaries;

(21) Liens Incurred in connection with a Qualified Receivables Transaction;

(22) Liens Incurred to secure Obligations; provided that, at the time of Incurrence and after giving pro forma effect thereto, the Obligations secured by such Liens do not exceed the greater of (A) $250.0 million and (B) 5.0% of Total Assets;

(23) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(24) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(25) Liens on the Capital Stock of Unrestricted Subsidiaries;

(26) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(27) Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(28) Liens arising from filing of Uniform Commercial Code or similar state law financing statements regarding leases; and

(29) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of an Asset Acquisition or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.

“Rating Agencies” means Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”).

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Hedging Obligations), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an Investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such financing, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the

Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness, in each case that does not:

(1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of the completion of all components of such proposed Refinancing (provided such completion occurs within 90 days of the initial Incurrence of Indebtedness in connection with such Refinancing) (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses Incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Replacement Assets” means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto or in an unrelated business to the extent that it is not material in size as compared to the business of the Company and its Restricted Subsidiaries taken as a whole (including Capital Stock of a Person which becomes a Restricted Subsidiary).

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Reversion Date” has the meaning set forth under “—Covenant Suspension.”

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such property.

“Secured Indebtedness Leverage Ratio” means, at any date (the “Transaction Date”), the ratio of:

(x)	(i) the aggregate amount of, without duplication, (A) Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens on any assets of the Company or any of the Restricted Subsidiaries, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and the Restricted Subsidiaries, to

(y)	the aggregate amount of Consolidated EBITDA for the four fiscal quarters immediately prior to the Transaction Date for which internal financial statements are available (the “Reference Period”).

In making the foregoing calculation,

(1)	any Indebtedness, Disqualified Capital Stock or Preferred Stock to be repaid or redeemed on the Transaction Date will be excluded; and

(2)	pro forma effect will be given to

(a)	any Indebtedness to be Incurred on the Transaction Date,

(b)	the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(c)	the acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and the Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the Reference Period by a Person that became a Restricted Subsidiary after the beginning of the Reference Period, and

(d)	the discontinuation of any discontinued operations

that have occurred since the beginning of the Reference Period as if such events had occurred and, in the case of any disposition, the proceeds thereof applied, on the first day of the Reference Period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available. For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall be made on a basis consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an officers’ certificate, to reflect operation expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Company’s financial statements.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.

“Subordinated Indebtedness” means Indebtedness as to which the payment of principal (and premium, if any) and interest and other payment obligations is subordinate or junior in right of payment by its terms to the notes or the Note Guarantees of the Company or a Subsidiary Guarantor, as applicable.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary that in the future is required to or executes a Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors” or otherwise; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Notes Guarantee is released in accordance with the terms of the Indenture.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Suspended Covenants” has the meaning set forth under “—Covenant Suspension.”

“Suspension Date” has the meaning set forth under “—Covenant Suspension.”

“Suspension Period” has the meaning set forth under “—Covenant Suspension.”

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company required to be provided to the Trustee, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total Foreign Assets” means the total assets of the Foreign Subsidiaries, as shown on the most recent balance sheet, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Foreign Subsidiaries subsequent to such date and on or prior to the date of determination.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Total Debt to (b) Consolidated EBITDA for the Four Quarter Period ending on or prior to the Transaction Date, in each case with such pro forma adjustments to Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Transaction Date” has the meaning set forth in the definition of Combined Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) who acquire the notes pursuant to this offering at the price indicated on the cover of this prospectus supplement. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This description of certain U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as:

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	partnerships or other pass-through entities (or investors in such entities),

•	tax-exempt entities,

•	insurance companies,

•	passive foreign investment companies,

•	persons holding the notes as part of a hedging, integrated, or conversion transaction, constructive sale, “straddle” or other risk reduction transaction,

•	U.S. expatriates,

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar,

•	persons subject to the alternative minimum tax, and

•	dealers or traders in securities or currencies.

This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of notes and you are for U.S. federal income tax purposes (1) an individual who is a citizen or a resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of notes, you are not a U.S. Holder and you are an individual, corporation, estate or trust.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of such an entity considering an investment in the notes, you should consult your tax advisor regarding the tax consequences of the offering and of holding and disposing of notes.

The following discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations (“Treasury Regulations”)—all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Holder or prospective Holder of notes, and no opinion or representation with respect to the U.S. federal income tax consequences to any such Holder or prospective Holder is given. We urge you to consult your own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder, as defined above.

Payments of Stated Interest

Subject to the possible treatment of the notes as CPDIs (see “—Payments upon a Change of Control or Other Circumstances,” below), stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes.

Original Issue Discount

A note with a term that exceeds one year will constitute a discount note issued with original issue discount (“OID”) if the stated redemption price at maturity of the note exceeds its issue price by more than a statutory de minimis amount (0.25% of the “stated redemption price at maturity” multiplied by the number of complete years from the issue date of the note to its maturity). A note’s “issue price” generally is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments provided by the note that are not payments of “qualified stated interest.” Generally, an interest payment on a note is “qualified stated interest” if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note.

It is not expected that the notes will be issued with OID. If, however, the stated redemption price of a note exceeds its issue price by more than a de minimis amount, you will be required to treat such excess amount as OID, and will be required to include any OID in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues on a constant “yield to maturity” basis, possibly before the receipt of cash payments attributable to the OID and regardless of your regular method of accounting for U.S. federal income tax purposes. Your adjusted tax basis in a note would be increased by the amount of any OID included in your gross income. In compliance with Treasury Regulations, if we determine that the notes have OID, we will provide certain information to the IRS and/or you that is relevant to determining the amount of OID in each accrual period.

Payments upon a Change of Control or Other Circumstances

We may be obligated to pay amounts in excess of stated interest or principal on the notes in the event of a Change of Control or other circumstances, such as the optional redemption of the notes described above under

“Description of the Notes—Overview of the Notes and the Note Guarantees—Optional Redemption.” If such payments are treated as subject to either a remote or incidental contingency, the tax consequences of your acquisition, ownership and disposition of the notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as neither remote nor incidental, the notes would be treated as contingent payment debt instruments (“CPDIs”).

There is no specific guidance as to when a contingency is remote or incidental. We intend to take the position that the contingencies relating to payments upon a Change of Control or other circumstances are remote or incidental for purposes of the CPDI rules. Our determination that these contingencies are remote or incidental is binding on you, unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS may challenge these determinations.

If the notes were deemed to be CPDIs, a U.S. Holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the notes will not be considered CPDIs.

U.S. Holders should consult their tax advisors with respect to the application of the regulations governing CPDIs.

Sale, Exchange and Retirement of the Notes

You will generally recognize capital gain or loss upon the sale, exchange, retirement or other taxable disposition of your notes in an amount equal to the difference between (i) the amount of cash and the fair market value of other property you receive (other than amounts in respect of accrued but unpaid interest, which amount will be taxable as ordinary income to the extent not previously included in income), and (ii) your adjusted tax basis in your notes at the time of sale. Your adjusted tax basis for a note will generally be the price you paid for the note, increased by the amount of OID, if any previously included in income with respect to the note. Any gain or loss recognized on a sale, redemption or other taxable disposition of the note generally will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, you are treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. If you are a non-corporate U.S. Holder, you may be eligible for a reduced rate of taxation on long-term capital gain. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to U.S. Holders other than certain exempt recipients with respect to certain payments of interest on notes and the proceeds of disposition (including a sale, exchange, retirement or other taxable disposition) of a note. In addition, certain payments to you will be subject to backup withholding if you:

•	fail to provide a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security number),

•	have been notified by the IRS that you are subject to backup withholding,

•	fail to certify that you are exempt from withholding, or

•	otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts are required to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their “net investment income” to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax on their ownership and disposition of the notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder, as defined above.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as any applicable income tax treaties, with regard to an investment in the notes, including any reporting requirements.

Payments of Interest on Notes

Subject to the discussion below concerning backup withholding, payments in respect of interest on a note generally will not be subject to U.S. federal income tax or withholding tax, if:

•

you do not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of Dana’s stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder,

•	you are not, for U.S. federal income tax purposes, a “controlled foreign corporation” related, directly or indirectly, to Dana through equity ownership,

•	you are not considered a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code, and

•	you provide a properly completed IRS Form W-8BEN certifying your non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (A) you provide a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty, or (B) such interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly completed IRS Form W-8ECI.

Payments upon a Change of Control or Other Circumstances

We may be obligated to pay amounts in excess of stated interest or principal on the notes in the event of a Change of Control or other circumstances, such as the optional redemption of the notes described above under “Description of the Notes—Overview of the Notes and the Note Guarantees—Optional Redemption.” If any such payments are made, they may be treated as interest, subject to the rules described above and below, as additional amounts paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder who is subject to U.S. federal withholding tax on any additional payments should consult its own tax advisor as to whether the holder can obtain a refund for all or a portion of the withholding tax.

Disposition of the Notes

Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other taxable disposition of the notes, unless:

•

you are an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S.-source capital losses), or

•

such gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as described below under “Income Effectively Connected with a U.S. Trade or Business.”

Any amounts in respect of accrued interest will generally be treated as described in “—Payments of Interest on Notes,” above.

Income Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and if payments of interest on the notes are, or gain realized on the disposition of notes is, effectively connected with the conduct of such trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be subject to regular U.S. federal income tax on the interest or gain on a net income basis in the same manner as if you were a U.S. Holder. However, the interest or gain in respect of the notes would be exempt from U.S. withholding tax if you claim the exemption by providing a properly completed IRS Form W-8ECI (or appropriate substitute or successor form). In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year (and, if required under an applicable income tax treaty, attributable to your permanent establishment in the United States), subject to certain adjustments, at a rate of 30% (or such rate provided under an applicable income tax treaty).

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to you any payments of interest to you during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest made by us or our paying agent on the notes, if you provide us with a properly competed IRS Form W-8BEN, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments pursuant to the sale, exchange, retirement or other taxable disposition of notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, generally will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker generally will not be subject to backup withholding, but generally are subject to information reporting unless the beneficial owner of the note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, generally are subject to information reporting and backup withholding, unless the beneficial owner of the notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes
Citigroup Global Markets Inc.	$101,250,000	$67,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	101,250,000	67,500,000
Barclays Capital Inc.	49,500,000	33,000,000
Deutsche Bank Securities Inc.	49,500,000	33,000,000
J.P. Morgan Securities LLC	49,500,000	33,000,000
UBS Securities LLC	49,500,000	33,000,000
Wells Fargo Securities, LLC	49,500,000	33,000,000

Total	$450,000,000	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, for a period of 60 days from the closing date of this offering, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any affiliate of ours or any person in privity with us or any affiliate of ours), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by us (other than the notes offered hereby) or publicly announce an intention to effect any such transaction. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to this lock-up at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Dana
Per 2021 Note	1.50%
Per 2023 Note	1.50%

We estimate that our total expenses for this offering will be approximately $2 million.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions stabilizing purchases and penalty bids.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

•

Penalty bids permit the representatives to reclaim a selling concession from an underwriter when the notes originally sold by the underwriter are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facilities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus

Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated into this prospectus supplement by reference to Dana’s Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DANA HOLDING CORPORATION

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “DAN.”

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act, of 1933, as amended. Under this shelf registration process, we may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering. This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that describes the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Incorporation by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC public reference room as discussed below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The securities may be sold for U.S. dollars, foreign-denominated currency, currency units or composite currencies. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency, currency units or composite currencies as specified in the applicable prospectus supplement. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution.”

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

In this prospectus, the terms “Dana,” “we,” “us” and “our” refer to Dana Holding Corporation.

DANA HOLDING CORPORATION

We are a leading supplier of driveline products (axles and driveshafts), power technologies (sealing and thermal-management products) and genuine service parts for light and heavy vehicle manufacturers. Our people design and manufacture products for every major vehicle producer in the world. Headquartered in Maumee, Ohio, Dana was incorporated in Delaware in 2007. As of September 30, 2010, we employed approximately 22,500 people and owned or leased 93 major facilities in 23 countries.

For a description of our business, financial condition, results of operations and other important information regarding Dana, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.dana.com. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

Our principal executive offices are located at 3939 Technology Drive, Maumee, Ohio 43537, telephone (419) 887-3000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, Dana may make other written and oral communications from time to time that contain such statements. All statements regarding Dana’s expected financial position, strategies and growth prospects and general economic conditions Dana expects to exist in the future are forward-looking statements. The words “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Dana or its management, are intended to identify forward-looking statements.

Dana cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. A forward-looking statement speaks only as of the date the statement is made, and Dana does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Among other factors, the risk factors mentioned elsewhere in this prospectus or previously disclosed in Dana’s SEC reports (accessible on the SEC’s website at www.sec.gov or on Dana’s website at www.dana.com) could cause actual results to differ materially from forward-looking statements and from historical performance. Dana does not have any intention or obligation to update forward-looking statements after it distributes this prospectus or any prospectus supplement.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference into the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things:

•	debt repayment;

•	working capital; and/or

•	capital expenditures.

We may also use such proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business. We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement related to a specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends are shown in the table below. For purposes of calculating these ratios, earnings consist of income before taxes and before equity in earnings of affiliates plus fixed charges, plus amortization of capitalized interest, less interest capitalized during the period. Fixed charges include interest expense (whether expensed or capitalized), amortization of debt issuance cost and the portion of rental expense representative of the interest factor. Interest expense does not include amounts accrued in connection with tax obligations recognized under Financial Accounting Standards Board (FASB) Codification Section 740-10-25, Income Taxes — Recognition, “Accounting for Uncertainty in Income Taxes,” as such amounts have been recorded as part of income tax expense. Preferred dividends include pre-tax amounts required to pay dividends in respect of our Series A Preferred Stock and Series B Preferred Stock.

	Dana(1)								Prior Dana(1)
	Nine Months Ended September 30,				Year Ended December 31,		Eleven Months Ended December 31,		One Month Ended January 31,	Year Ended December 31,
	2010		2009		2009		2008		2008	2007		2006		2005
Ratio of earnings to fixed charges(2)		1.4	<	1.0	<	1.0	<	1.0	85.1	<	1.0	<	1.0	<	1.0
Ratio of earnings to fixed charges and preferred dividends(3)	<	1.0	<	1.0	<	1.0	<	1.0

(1)	As a result of our emergence from operating under Chapter 11 of the United States Bankruptcy Code on January 31, 2008, Dana became the successor registrant to Dana Corporation (“Prior Dana”) pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended. The eleven months ended December 31, 2008 and the one month ended January 31, 2008 are distinct reporting periods, and the information shown for Prior Dana is not comparable to the information shown for Dana.

(2)	Earnings were insufficient to cover fixed charges by $236 million in the nine months ended September 30, 2009, by $537 million in the eleven months ended December 31, 2008 and by $452, $385, $568 and $283 million in the years ended December 31, 2009, 2007, 2006 and 2005, respectively.

(3)	Our Series A Preferred Stock and Series B Preferred Stock were issued in connection with our emergence from bankruptcy on January 31, 2008. Earnings were insufficient to cover fixed charges and preferred dividends by $6 and $260 million in the nine months ended September 30, 2010 and 2009, by $484 million in the year ended December 31, 2009, and by $566 million in the eleven months ended December 31, 2008.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes certain terms and provisions of our common stock and preferred stock, par value $0.01 per share, to which any prospectus supplement may relate. This section also summarizes relevant provisions of Delaware law. The following description of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Restated Certificate of Incorporation, Bylaws and Shareholders Agreement (as defined below), copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

As of the date of this prospectus, we have authorized capital stock in the amount of 500,000,000 shares, consisting of 450,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Of the 50,000,000 authorized shares of preferred stock, 2,500,000 shares are designated as 4.0% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 5,400,000 shares are designated as 4.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”).

As of the date of this prospectus, we had 144,397,632 outstanding shares of common stock, excluding the following shares of common stock:

•	64,726,178 shares of common stock currently issuable upon conversion of our outstanding Preferred Stock;

•	12,036,000 shares of common stock issuable upon the exercise of or lapse of restrictions on equity awards outstanding as of the date of this prospectus; and

•	4,054,000 shares of common stock reserved for future awards under our equity award plans.

As of the date of this prospectus, we had 7,721,833 shares of Preferred Stock outstanding, of which 2,500,000 were shares of Series A Preferred Stock and 5,221,833 were shares of Series B Preferred Stock.

As of the date of this prospectus, there were approximately 4,564 holders of record of our common stock and 82 holders of record of our Preferred Stock.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Each holder of common stock is entitled to one vote for each share owned by such holder on all matters submitted to a vote of our stockholders, except for the election of directors to be elected by the holders of Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock. Holders of our common stock are not entitled to cumulative voting rights. In the event of a liquidation, dissolution or winding up of Dana, holders of our common stock will be entitled to share equally and ratably in any assets remaining after the payment of all debt and liabilities, subject to the prior rights of holders of any outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. The common stock is not subject to redemption.

Preferred Stock

Issuance.    We issued the Preferred Stock pursuant to the Third Amended Joint Plan of Reorganization (the “Plan”) of Dana Corporation and its subsidiaries, as approved by the United States Bankruptcy Court for the Southern District of New York on December 26, 2007, in connection with our emergence from bankruptcy protection on January 31, 2008. We issued $250 million in aggregate liquidation preference of the Series A Preferred Stock to certain affiliates of the private equity firm Centerbridge Partners, L.P. (such affiliates, collectively, “Centerbridge”), in consideration for Centerbridge’s investment in Dana pursuant to the Plan. We also issued to certain qualified investors $540 million in aggregate liquidation preference of the Series B Preferred Stock in consideration for their investment in Dana pursuant to the Plan. In connection with the issuance of the Series A Preferred Stock, we entered into a Shareholders Agreement (as defined below) with Centerbridge, which granted Centerbridge certain rights with respect to the selection of board members and approval of significant transactions, and imposed certain restrictions on Centerbridge’s ability to acquire additional shares of our common stock. See “— Shareholders Agreement” below.

Liquidation Preference and Conversion Rights.    The Preferred Stock has a liquidation preference of $100 per share and is convertible into common stock at a current conversion price of $11.93 per share of common stock. Shares of Series A Preferred Stock having an aggregate liquidation preference of not more than $125 million are convertible at any time at the option of the applicable holder, and the remaining shares of Series A Preferred Stock are convertible after January 31, 2011. The Series B Preferred Stock is convertible at any time at the option of the applicable holder. In addition, in the event that the per share closing sales price of our common stock exceeds $22.24 for at least 20 consecutive trading days beginning on or after January 31, 2013, we will be able to cause the conversion of all, but not less than all, of the Preferred Stock. The price at which the Preferred Stock is convertible is subject to adjustment in certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and also as a result of certain issuances of common stock or common stock derivatives.

Dividends.    The Preferred Stock is entitled to dividends at an annual rate of 4.0%, payable quarterly in cash as approved by our board of directors. All dividend obligations are currently paid through September 30, 2010.

Voting Rights and Ranking.    The shares of Preferred Stock have equal voting rights and vote together as a single class with the common stock on an as-converted basis, except that the Series A Preferred Stock is entitled to vote as a separate class to elect three directors as described in the following paragraph. For purposes of liquidation, dissolution or winding up of Dana, the Preferred Stock ranks senior to any other class or series of our capital stock, the terms of which are not expressly senior to or pari passu with the Preferred Stock.

Right to Select Board Members.    Pursuant to the Shareholders Agreement and our Restated Certificate of Incorporation, for as long as Centerbridge, the initial holder of the Series A Preferred Stock, owns at least $125 million of the Series A Preferred Stock, our board of directors will be comprised of nine members, as follows: (i) three directors (one of whom must be independent) designated by Centerbridge and elected by holders of the Series A Preferred Stock, (ii) one independent director nominated by a special purpose nominating committee comprised of two designees of Centerbridge and one other board member, and (iii) five directors nominated by our board. With the exception of the three directors elected by holders of the Series A Preferred Stock, the remaining directors are elected by holders of our common stock and any other class of capital stock entitled to vote in the election of directors (including the Preferred Stock), voting together as a single class at each meeting of stockholders held for the purpose of electing directors. Holders of the Preferred Stock also have the right to elect two additional directors in the event that six quarterly dividends on the Preferred Stock are accrued but unpaid, unless at such time the holders of Series A Preferred Stock continue to have the right to elect three directors as described in this paragraph.

Approval Rights.    Until January 31, 2011, so long as Centerbridge owns Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge will have certain approval rights, which are described below under “— Shareholders Agreement.”

Additional Preferred Stock.    Our Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, including the Preferred Stock described above. Our board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions as provided in a resolution or resolutions adopted by the board.

The purpose of authorizing the board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, may have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Shares of preferred stock may also be reissued by Dana following redemption of such shares by us or conversion of such shares by the holder, as applicable.

Shareholders Agreement

Dana is a party to a shareholders agreement, dated January 31, 2008 (the “Shareholders Agreement”), with Centerbridge. Among other things, the Shareholders Agreement provides for certain rights and restrictions that could make the acquisition of Dana by means of a tender offer, a proxy contest or otherwise more difficult. Centerbridge currently owns 100% of our Series A Preferred Stock.

Centerbridge is limited until January 31, 2018 in its ability to acquire additional shares of Dana common stock or other Dana voting securities if it would own more than 30% of our voting securities after such acquisition. Centerbridge is also limited until such time in its ability to take other actions to control Dana without the consent of a majority of our board of directors (excluding the three directors elected by holders of the Series A Preferred Stock and the one director nominated by the special purpose nominating committee), including publicly proposing or announcing, or otherwise disclosing an intent to propose, causing Dana to disclose, or entering into an agreement with any person for, (i) any form of business combination, acquisition or other transaction relating to Dana or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to Dana or any of its subsidiaries, or (iii) any demand to amend, waive or terminate the standstill provision in the Shareholders Agreement. In addition, Centerbridge is prohibited from otherwise acting, alone or in concert with others, to seek or to offer to control or influence the management, board of directors or policies of Dana or its subsidiaries.

Until such time as Centerbridge no longer beneficially owns at least 50% of the outstanding shares of Series A Preferred Stock, holders of the Preferred Stock have preemptive rights sufficient to prevent dilution of their ownership interests with respect to issuances of new shares of our capital stock (other than shares of common stock if at the time of issuance the common stock is listed on a national securities exchange, certain issuances to employees, directors or consultants of ours or in connection with certain business acquisitions). Such preemptive rights require that we must offer the holders of Preferred Stock new shares of capital stock having the same terms and purchase price as the new shares of capital stock to which such rights relate.

Until January 31, 2011, so long as Centerbridge owns Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge’s approval will be required for Dana to do any of the following:

•	enter into material transactions with directors, officers or 10% stockholders (other than officer and director compensation arrangements);

•	issue debt or equity securities senior to or pari passu with the Series A Preferred Stock other than in connection with certain refinancings;

•	issue equity at a price below fair market value;

•	amend Dana’s Bylaws in a manner that materially changes the rights of Centerbridge or stockholders generally or amend the Restated Certificate of Incorporation;

•	subject to certain limitations, take any actions that would result in share repurchases or redemptions involving cash payments in excess of $10 million in any 12-month period;

•

effect a company sale, meaning a merger or similar transaction that results in the transfer of 50% or more of the outstanding voting power of Dana, a sale of all or substantially all of Dana’s assets or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of Dana is exchanged for or converted into cash, securities or property of another business organization;

•	voluntarily or involuntarily liquidate Dana; or

•

pay cash dividends on account of common stock or any other stock that ranks junior to or pari passu with the Series A Preferred Stock, including the Series B Preferred Stock (other than the stated 4.0% dividend on the Series B Preferred Stock).

Centerbridge’s approval rights above are subject to override by a vote of two-thirds of Dana’s voting securities not held by Centerbridge, Centerbridge’s approval rights above with respect to dividends and the issuance of senior or pari passu securities may end earlier than stated above if certain financial ratios are met.

In the event that Centerbridge at any time owns in excess of 40% of the issued and outstanding voting securities of Dana, on an as-converted basis, all voting securities owned by Centerbridge in excess of the 40% threshold will be voted on any proposal in the same proportion that Dana’s other stockholders vote their voting securities with respect to such proposal. Centerbridge may not receive any premium, payment or fee from any person in connection with voting in favor of or transferring any Dana voting securities in connection with a company sale unless such amount is shared with or payable to all Dana stockholders on a pro rata basis.

Certain Anti-Takeover Effects

Certain provisions of our Restated Certificate of Incorporation and Bylaws, as well as the General Corporation Law of the State of Delaware, may have the effect of delaying, deferring or preventing a change in control of Dana. Such provisions, including those regulating the nomination of directors, limiting who may call special stockholders’ meetings and eliminating stockholder action by written consent, together with the terms of the Preferred Stock, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a business combination with (i) a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an interested stockholder, (ii) an affiliate of an interested stockholder, or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. Our debt securities may be issued from time to time in one or more series. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

The senior debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as Senior Indenture Trustee (the “senior indenture”). The subordinated debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “— Ranking and Subordination — Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, which are incorporated by reference as exhibits or filed as exhibits to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities that may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect to which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

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the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

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the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at Dana’s option or the option of the holder of such debt securities;

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the obligation, if any, of Dana to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

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provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or Dana, as the case may be, for or into new securities of a different series, Dana’s common stock or other securities;

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if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

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if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of Dana or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

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if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

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provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

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the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “— Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Our payment obligations under any series of the debt securities may be guaranteed by one or more of our subsidiaries; however, we have not registered any such guarantees with the SEC and, in order to provide such guarantees, we would be required to file a separate registration statement with respect to such guarantees. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries or any other persons.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we are a holding company with no material business operations. Our ability to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flows of our subsidiaries and the distribution or other payment to us of such earnings or cash flows. In addition, certain indebtedness of our subsidiaries contains, and future agreements relating to any indebtedness of our subsidiaries may contain, significant restrictions on the ability of our subsidiaries to pay dividends or otherwise make distributions to us.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of Dana and will rank equally with our other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations of Dana and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means, with respect to such person, the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

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all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

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all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above, in each case, that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

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all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

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the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if Dana obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by Dana.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Dana, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to Dana by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, then the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair in accordance with the procedures of DTC.

Consolidation, Merger, Conveyance or Transfer on Certain Terms

For so long as any debt securities are outstanding, except as described in the applicable prospectus supplement relating to such debt securities, Dana will not consolidate with or merge into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

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the entity formed by such consolidation or into which Dana is merged or the entity that acquires by conveyance or transfer the properties and assets of Dana substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of Dana to be performed or observed;

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immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

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we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of Dana substantially as an entirety as set forth above, the successor person formed by such consolidation or into which Dana is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of Dana under the applicable indenture with the same effect as if such successor had been named as Dana in the applicable indenture. In the event of any such conveyance or transfer, Dana as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Certain Covenants

Any covenants of Dana pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving Dana.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person, and any partnership, association, joint venture or other entity in which such person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to the debt securities, each indenture will provide that we, at our option,

(a)  will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(b)  need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case, if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants selected by Dana to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series (or 33 1/3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indentures as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

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default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

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default for 90 days after written notice to us by the Trustee thereunder or by holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

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certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the prospectus supplement relating to the debt securities, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1)  to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of Dana’s or the guarantor’s obligations under the applicable indenture and the debt securities of any series;

(2)  to add to the covenants of Dana or any guarantor, if any, or to surrender any rights or powers of Dana or any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3)  to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4)  to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5)  to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6)  to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7)  to provide any additional Events of Default;

(8)  to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9)  to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10)  to secure any series of debt securities;

(11)  to add guarantees in respect of any series or all of the debt securities;

(12)  to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the TIA; and

(13)  to make any other change that does not adversely affect the rights of the holders of the debt securities in any material respect.

No supplemental indenture for the purpose identified in clauses (2), (3) or (5) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the prospectus supplement relating to such series of debt securities, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

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change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

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reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

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modify any of the provisions of applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers; or

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impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture will provide that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

The Trustee

Wells Fargo Bank, National Association is the Trustee under each indenture. The Trustee and its affiliates may also provide banking, trustee and other services for us, and transact other banking business with us, in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference into this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of common stock, preferred stock, debt securities or depositary shares. Warrants may be issued independently or together with common stock, preferred stock, debt securities or depositary shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, depositary shares, government securities, or other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of certain other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Dana’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the reports (which contain explanatory paragraphs related to Dana’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, Dana filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Dana files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. These filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document Dana files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Dana maintains a website at www.dana.com where the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. The Standards of Business Conduct for Employees and the Standards of Business Conduct for the board of directors adopted by Dana are also available on our website and are available in print to any stockholder who requests them. Such requests should be made in writing to the Corporate Secretary at Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the following documents which have been filed with the SEC:

•

Our Annual Report on Form 10-K for the year ended December 31, 2009 (filed on February 24, 2010), including portions of our Proxy Statement for the 2010 annual meeting of stockholders (filed on March 26, 2010) to the extent specifically incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 (filed on April 29, 2010); June 30, 2010 (filed on July 29, 2010) and September 30, 2010 (filed on October 28, 2010);

•

Our Current Reports on Form 8-K filed on March 18, 2010; April 30, 2010; May 18, 2010; November 5, 2010; December 20, 2010; January 12, 2011 and January 21, 2011 (with the exception of any information contained in such documents which has been “furnished” under Item 2.02 and/or Item 7.01 of Form 8-K, which information is not deemed “filed” and which is not incorporated by reference into this prospectus); and

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The description of Dana’s common stock and preferred stock set forth in Dana’s Registration Statement on Form 8-A filed on January 31, 2008, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date we stop offering securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents. The information contained on our website (www.dana.com) is not incorporated into this prospectus.

You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$750,000,000

Dana Holding Corporation

$450,000,000 5.375% Senior Notes due 2021

$300,000,000 6.000% Senior Notes due 2023

PROSPECTUS  SUPPLEMENT

July 30, 2013

Citigroup

BofA Merrill Lynch

Barclays

Deutsche Bank Securities

J.P. Morgan

UBS Investment Bank

Wells Fargo Securities